                                                           EXHIBIT 99.(a)(1)(i)

                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock
                       (together with associated rights)

                                      of

                            LITTON INDUSTRIES, INC.

                                      at

                             $80.00 NET PER SHARE

                                      and

       All Outstanding Shares of Series B $2 Cumulative Preferred Stock

                                      of

                            LITTON INDUSTRIES, INC.

                                      at

                             $35.00 NET PER SHARE

                                      by

                             LII ACQUISITION CORP.
                         a wholly owned subsidiary of
                         NORTHROP GRUMMAN CORPORATION


   THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 2, 2001 UNLESS THE OFFER IS EXTENDED.


  This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 21, 2000 (the "Merger Agreement"), among Northrop Grumman Corporation ("Parent"), LII Acquisition Corp. ("Purchaser") and Litton Industries, Inc. (the "Company"). The Board of Directors of the Company (the "Company Board") has unanimously approved the Merger Agreement, the Offer and the Merger (each as defined herein), and unanimously recommends that holders of Common Shares (as defined herein) accept the Offer and tender their Common Shares pursuant to the Offer. The Company Board makes no recommendation with respect to the tender of Preferred Shares (as defined herein).

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a total of at least 25,562,006 Common Shares and Preferred Shares, which represents a majority of the total outstanding Common Shares and Preferred Shares on a fully-diluted basis (the "Minimum Tender Condition") and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and, to the extent required, the approval of the Merger by the Commission of the European Union under Council Regulation (EEC) No. 4064/89 of the Council of the European Union.

                                   IMPORTANT

  Any stockholder wishing to tender all or any portion of its shares of common stock, par value $1.00 per share (together with the associated rights to purchase preferred stock of the Company pursuant to the Rights Agreement dated as of August 17, 1994 between the Company and The Bank of New York, the "Common Shares") or its shares of Series B $2 Cumulative Preferred Stock, par value $5.00 per share (the "Preferred Shares") in the Offer should either: (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Common Shares and Preferred Shares tendered; (ii) follow the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Common Shares and Preferred Shares;" or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder having Common Shares or Preferred Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such person if they desire to tender such Common Shares or Preferred Shares.

  Any stockholder who wishes to tender Common Shares or Preferred Shares and cannot deliver certificates representing such Common Shares or Preferred Shares and all other required documents to the Depositary on or prior to the date on which the Offer expires or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Common Shares or Preferred Shares pursuant to the guaranteed delivery procedure set forth in
Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Common Shares and Preferred Shares." Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee.

                     The Dealer Manager for the Offer is:

                        [LOGO FOR SALOMON SMITH BARNEY]

            The date of this Offer to Purchase is January 5, 2001.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 SUMMARY ................................................................   3

 INTRODUCTION............................................................   7

 THE TENDER OFFER........................................................   9

 1.  Terms of the Offer.................................................    9

     Acceptance of Payment and Payment for Common Shares and Preferred
 2.  Shares.............................................................   10

     Procedures for Accepting the Offer and Tendering Common Shares and
 3.  Preferred Shares...................................................   12

 4.  Withdrawal Rights..................................................   14

 5.  Material U.S. Federal Income Tax Considerations....................   15

 6.  Price Range of Common Shares and Preferred Shares..................   16

 7.  Certain Information Concerning the Company.........................   17

 8.  Selected Financial Information and Certain Projections.............   18

 9.  Certain Information Concerning Parent and Purchaser................   20

 10. Source and Amount of Funds.........................................   21

     Background of the Offer; Past Contacts or Negotiations with the
 11. Company............................................................   22

 12. The Merger Agreement; Other Arrangements...........................   23

 13. Purpose of the Offer; Plans for the Company........................   31

 14. Certain Effects of the Offer.......................................   32

 15. Dividends and Distributions........................................   33

 16. Certain Conditions of the Offer....................................   34

 17. Certain Legal Matters; Regulatory Approvals........................   35

 18. Appraisal Rights...................................................   37

 19. Fees and Expenses..................................................   39

 20. Miscellaneous......................................................   40

 SCHEDULE I: DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER....  41

 1.  Directors and Executive Officers of Parent.........................   41

 2.  Directors and Executive Officers of Purchaser......................   45

 SCHEDULE II: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW........  46

                                    SUMMARY

  The following is a summary of some of the key terms of this offer to purchase all of the outstanding Common Shares and Preferred Shares. We urge you to read carefully the remainder of this offer to purchase and the accompanying letter of transmittal because the information in this Summary is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

 .  The Purchaser.

  The Purchaser referred to in this offer is LII Acquisition Corp., a Delaware corporation formed for the purpose of making this tender offer and the merger described herein. We are a wholly owned subsidiary of Northrop Grumman Corporation, a Delaware corporation. See Section 9 of this offer to purchase-- "Certain Information Concerning Parent and Purchaser."

 .  Classes and Amounts of Shares Sought.

  We are seeking to purchase all of the outstanding Common Shares and all of the outstanding Preferred Shares. See "Introduction" and Section 1 of this offer to purchase--"Terms of the Offer."

 .  Offer Prices; Fees and Commissions.

  We are offering to pay $80.00 per Common Share and $35.00 per Preferred Share, net to you in cash, less any required withholding of taxes and without the payment of interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will not be obligated to pay for or reimburse you for such broker or nominee charges. See the "Introduction" Section to this offer to purchase. In addition, if you do not complete and sign the Substitute Form W-9 included in the letter of transmittal, you may be subject to required backup federal income tax withholding. See Instruction 9 to the letter of transmittal.

 .  Source of Funds.

  LII Acquisition Corp. will be provided with approximately $4.0 billion by its parent company, Northrop Grumman Corporation for the purchase of Common Shares and Preferred Shares in the offer. Northrop Grumman Corporation will borrow the majority of such funds pursuant to a commitment letter which it has received from Credit Suisse First Boston and The Chase Manhattan Bank. The loan commitments are subject to normal and customary conditions. However, the offer is not conditioned upon any financing arrangements. See Section 10 of this offer to purchase--"Source and Amount of Funds." Northrop Grumman Corporation is one of the world leaders in the aerospace and defense industry. As of December 31, 1999, Northrop Grumman Corporation's fiscal year-end, Northrop Grumman Corporation had total assets of $7.616 billion and net income of $467 million. See Section 9 of this offer to purchase--"Certain Information Concerning Parent and Purchaser."

 .  Time For Acceptance.

  You will have at least until 12:00 midnight, New York City time, on Friday, February 2, 2001, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Sections 1 and 3 of this offer to purchase--"Terms of the Offer" and "Procedures for Accepting the Offer and Tendering Common Shares and Preferred Shares."

 .  Extension of the Offer.

  We may extend the offer as follows:

  . for additional 5 business day periods if at the time the offer is scheduled to expire (including at the end of any extension) any of the conditions to the offer are not satisfied or waived by us;

  . for any period during which we are required to extend the offer by the rules of the Securities and Exchange Commission; and

  . for a subsequent offering period of up to 20 business days in order to acquire over 90% of the outstanding Common Shares or Preferred Shares. A subsequent offering period, if one is provided, will be an additional opportunity for stockholders to tender their Common Shares and Preferred Shares and receive the offer consideration for such shares promptly after they are tendered.

See Section 1 of this offer to purchase--"Terms of the Offer."

 .  Notification of Extensions.

  We will make a public announcement if we extend the offer, and we will inform EquiServe Trust Company, the depositary for the offer, of the extension by not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 of this offer to purchase--"Terms of the Offer."

 .  Significant Conditions to the Offer.

  We are not obligated to purchase any tendered shares if the total number of Common Shares and Preferred Shares validly tendered is less than 25,562,006, which represents a majority of the total outstanding number of Common Shares and Preferred Shares on a fully-diluted basis. The offer is also subject to a number of other conditions including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act or a similar regulation of the European Union. See Sections 1 and 16 of this offer to purchase--"Terms of the Offer," and "Certain Conditions of the Offer."

 .  Method of Tender.

  To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to EquiServe Trust Company, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through the depositary. If you cannot deliver something that is required by the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. However, the depositary must receive the missing items within that three trading day period. See Section 3 of this offer to purchase--"Procedures for Accepting the Offer and Tendering Common Shares and Preferred Shares."

 .  Time of Payment.

  If all of the conditions of the offer are satisfied or waived and your shares of Litton Industries, Inc. are accepted for payment, we will pay you promptly after the expiration of the offer. See Section 2 of this offer to purchase--"Acceptance of Payment and Payment for Common Shares and Preferred Shares."

 .  Withdrawal of Tendered Shares.

  You can withdraw previously tendered shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by Tuesday, March 6, 2001, you can withdraw them at any time after such time until we accept the shares for payment. See Section 4 of this offer to purchase--"Withdrawal Rights."

  To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Sections 1 and 4 of this offer to purchase--"Terms of the Offer" and "Withdrawal Rights."

 .  Board of Directors Recommendation.

  We are making the offer pursuant to an agreement and plan of merger dated December 21, 2000 among Litton Industries, Inc., Northrop Grumman Corporation and us. The Board of Directors of each of Litton Industries, Inc. and Northrop Grumman Corporation has unanimously approved the merger agreement, the offer and the proposed merger with LII Acquisition Corp. The Board of Directors of Litton Industries, Inc. unanimously recommends that holders of Common Shares accept the offer and tender their Common Shares. The Board of Directors of Litton Industries, Inc. is not taking a position with respect to whether holders of Preferred Shares should accept the offer and tender their Preferred Shares. See Section 11 of this offer to purchase--"Background of the Offer; Past Contacts or Negotiations with the Company."

 .  Merger After Tender Offer.

  If we purchase in the offer a total of at least 25,562,006 Common Shares and Preferred Shares on a fully-diluted basis, and all other applicable conditions are met, LII Acquisition Corp. will be merged with Litton Industries, Inc. and all remaining stockholders holding Common Shares (other than stockholders who have properly perfected appraisal rights under Delaware state law) will receive the same price per Common Share paid in the offer, that is $80.00 per share in cash (or any greater amount per Common Share we pay in the offer). See "Introduction" and Section 13 of this offer to purchase--"Purpose of the Offer; Plans for the Company."

  Any Preferred Shares that are not tendered in the offer or not accepted for purchase by LII Acquisition Corp. will remain outstanding after our merger with Litton Industries, Inc. The rights, preferences and privileges of such untendered or unpurchased Preferred Shares will remain the same after the offer and the merger, as before the offer. If, however, we acquire two-thirds or more of the Preferred Shares we will have sufficient voting power to amend the terms of the Preferred Shares under Litton Industries, Inc.'s Restated Certificate of Incorporation. See Section 12 of this offer to purchase--"The Merger Agreement, Other Arrangements--Preferred Shares" and Section 13-- "Purpose of the Offer; Plans for the Company--Preferred Shares."

 .  Appraisal Rights.

  No appraisal rights are available in connection with the offer. After the offer, appraisal rights will be available to holders of Common Shares who do not vote in favor of the merger (if a stockholder vote is required), subject to and in accordance with Delaware state law. Holders of Preferred Shares will not have appraisal rights in connection with the merger if the Preferred Shares are either listed on a national securities exchange or quoted on the Nasdaq National Market System on the record date fixed to determine those stockholders entitled to vote on the merger (if a stockholder vote is required). A holder of Common Shares or Preferred Shares must properly perfect its right to seek an appraisal under Delaware state law in connection with the merger to have appraisal rights as provided under Delaware state law. See
Section 18 of this offer to purchase--"Appraisal Rights."

 .  Market for Common Shares and Preferred Shares After the Offer.

  If we purchase all of the tendered shares and the merger takes place, there will no longer be a trading market for the Common Shares. There may remain a limited trading market for the Preferred Shares. Even if the merger does not take place, if we purchase all of the tendered Common Shares and Preferred
Shares:

  . there may be so few remaining stockholders and publicly held shares that the Common Shares and Preferred Shares no longer will be eligible to be traded through the New York Stock Exchange, the Pacific Exchange or another exchange or the National Association of Securities Dealers Automated Quotation System;

  . there may not be a public trading market for the Common Shares and Preferred Shares; and

  . Litton Industries, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 14 of this offer to purchase--"Certain Effects of the Offer."

 .  Return of Tendered Shares.

  If any Common Shares or Preferred Shares that you tender are not accepted for any reason, certificates representing such shares will be returned to you or to the person you specify in your tendering documents. See Section 2 of this offer to purchase--"Acceptance of Payment and Payment for Common Shares and Preferred Shares."

 .  Recent Market Prices.

  On December 21, 2000, the last trading day before Northrop Grumman Corporation and Litton Industries, Inc. announced that they had signed the merger agreement, (a) the last sale price of the Common Shares reported on the New York Stock Exchange was $62.6250 per share and (b) the last sale price of the Preferred Shares reported on the New York Stock Exchange was $24.0000 per share. On January 4, 2001, the last trading day before LII Acquisition Corp. commenced the offer, (i) the last sale price of the Common Shares reported on the New York Stock Exchange was $78.9375 per share and (ii) the last sale price of the Preferred Shares reported on the New York Stock Exchange was $34.2500. We advise you to obtain a recent quotation for shares of Litton Industries, Inc. in deciding whether to tender your shares. See Section 6 of this offer to purchase--"Price Range of Common Shares and Preferred Shares.

 .  Effect of the Offer on Preferred Shares.

  If you own Preferred Shares and decide not to tender them for purchase in the offer, your untendered and unpurchased Preferred Shares will remain outstanding and unchanged as the result of the merger. If two-thirds or more of the Preferred Shares are acquired by LII Acquisition Corp. in the offer or otherwise, LII Acquisition Corp. will have sufficient voting power to approve amendments to the terms of the Preferred Shares under the Company's Restated Certificate of Incorporation. Also, if there are less than 300 record holders of Preferred Shares remaining, LII Acquisition Corp. currently anticipates that it will deregister and delist the Preferred Shares from the New York Stock Exchange. See Section 13 of this offer to purchase--"Purpose of the Offer; Plans for the Company--Preferred Shares" and Section 18--"Appraisal Rights."

 .  Questions and Information.

  You can call Georgeson Shareholder Communications Inc., at (800) 223-2064 (toll free) or Salomon Smith Barney Inc. at (877) 319-4978 (toll free). Georgeson Shareholder Communications Inc. is acting as the information agent and Salomon Smith Barney Inc. is acting as the dealer manager for our tender offer. See the back cover page of this offer to purchase.

To the Holders of Common Stock
(including the associated rights) and
Series B $2 Cumulative Preferred Stock
of Litton Industries, Inc.:

                                 INTRODUCTION

  LII Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Northrop Grumman Corporation, a Delaware corporation ("Parent"), hereby offers to purchase (a) all of the outstanding shares of common stock, par value $1.00 per share (together with the associated rights to purchase preferred stock pursuant to the Rights Agreement dated as of August 17, 1994 between Litton Industries, Inc. and The Bank of New York, the "Common Shares") of Litton Industries, Inc., a Delaware corporation (the "Company"), at a purchase price of $80.00 per Common Share (the "Common Offer Price") and (b) all of the outstanding shares of Series B $2 Cumulative Preferred Stock, par value $5.00 per share (the "Preferred Shares") of the Company, at a purchase price of $35.00 per Preferred Share (the "Preferred Offer Price"), in each case, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (as amended or supplemented from time to time, the "Offer to Purchase") and Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

  Tendering stockholders who are record owners of the Common Shares and Preferred Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Common Shares or Preferred Shares by Purchaser pursuant to the Offer. Stockholders who hold their Common Shares or Preferred Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of Salomon Smith Barney Inc. as dealer manager (the "Dealer Manager"), EquiServe Trust Company, as depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 19 of this Offer to Purchase--"Fees and Expenses."

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a total of at least 25,562,006 Common Shares and Preferred Shares, which represents a majority of the total outstanding number of Common Shares and Preferred Shares on a fully-diluted basis (the "Minimum Tender Condition") and
(ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and, to the extent required, the approval of the Merger (as defined below) by the Commission of the European Union under Council Regulation (EEC) No. 4064/89 of the Council of the European Union. The Offer also is subject to certain other terms and conditions. See Sections 1, 16 and 17 of this Offer to Purchase.

  The Offer will expire at 12:00 midnight, New York City time, on Friday, February 2, 2001 (the "Expiration Date") unless the Offer is extended, in which case the Expiration Date will be the latest time and date the Offer, as extended, expires.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of December 21, 2000, among the Company, Parent and Purchaser (the "Merger Agreement") pursuant to which, after completion of the Offer and satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger"). On the effective date of the Merger (the "Effective Time"), each outstanding Common Share (other than Common Shares owned by Purchaser or any subsidiary or affiliate of Purchaser or the Company or held in the treasury of the Company or by stockholders who have properly perfected appraisal rights under Delaware state law) will by virtue of the Merger, and without any action by the holder thereof, be cancelled and converted into the right to receive $80.00 per Common Share in cash, or any higher price per Common Share paid pursuant to the Offer, without interest thereon (the "Merger Consideration"). Each Preferred Share that remains outstanding at the Effective Time shall, without any change, remain outstanding as a Preferred Share of the surviving corporation. The Merger Agreement is more fully described in Section 12 of this Offer to Purchase entitled "The Merger Agreement; Other Arrangements." Certain United States federal income tax consequences of the sale of Common Shares and Preferred Shares pursuant to the Offer and the Merger, as the case may be, are discussed in Section 5 of this Offer to Purchase entitled "Material U.S. Federal Income Tax Considerations."

  The Company Board (i) has unanimously approved the Merger Agreement, the Offer and the Merger, (ii) has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the holders of Common Shares, and (iii) unanimously recommends that holders of Common Shares accept the Offer and tender their Common Shares pursuant to the Offer. The Company Board makes no recommendation with respect to the tender of Preferred Shares.

  Merrill Lynch & Co., the Company's financial advisor (the "Advisor"), has delivered to the Company Board a written opinion dated December 21, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $80.00 per Common Share cash consideration to be received by the holders of Common Shares in the Offer and the Merger is fair to such holders from a financial point of view. A copy of the Advisor's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") on January 5, 2001 in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders of the Company concurrently herewith. Stockholders are urged to read the full text of such opinion carefully in its entirety.

  If the Minimum Tender Condition and the other conditions to the Offer are satisfied and the Offer is consummated, Purchaser will own a sufficient number of Common Shares and Preferred Shares to ensure that the Merger will be approved. Under the Delaware General Corporation Law ("DGCL") if, after consummation of the Offer, Purchaser owns at least 90% of the Common Shares and at least 90% of the Preferred Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. However, if Purchaser owns less than 90% of the Common Shares or less than 90% of the Preferred Shares then outstanding after consummation of the Offer, a vote of the Company's stockholders will be required under the DGCL to approve the Merger. See Sections 12 and 18 of this Offer to Purchase--"The Merger Agreement; Other Arrangements" and "Appraisal Rights."

  The Company has informed Purchaser that, as of December 31, 2000, there were 45,577,834 Common Shares issued and outstanding (excluding 2,743,083 Common Shares held in the Company's treasury), there were 5,194,720 Common Shares reserved for issuance pursuant to outstanding options under the Company's stock option plans and there were 410,643 Preferred Shares issued and outstanding. As of the date of this Offer to Purchase, Parent beneficially owns no Common Shares or Preferred Shares and no rights to acquire Common Shares or Preferred Shares of the Company. See Section 13 of this Offer to Purchase--"Purpose of the Offer; Plans for the Company."

  The Merger is subject to the satisfaction or waiver of certain conditions, including, among other things, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, if required. If the Minimum Tender Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company and has agreed to vote its shares in favor of the Merger. The Company has agreed, if required, to duly call, give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the expiration of the Offer for the purpose of obtaining stockholder approval of the Merger Agreement. See Section 12 of this Offer to Purchase--"The Merger Agreement; Other Arrangements."

  No appraisal rights are available in connection with the Offer. Stockholders may have appraisal rights in connection with the Merger if they comply with applicable Delaware state law and do not vote such Common Shares or Preferred Shares in favor of the Merger or, if no such vote is required, if they comply with the requirements of Delaware state law regarding the perfection of available appraisal rights. See Section 18 of this Offer to Purchase-- "Appraisal Rights."

  This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully and in their entirety before any decision is made with respect to the Offer.

                               THE TENDER OFFER

1. Terms of the Offer.

  Upon the terms and subject to the conditions of the Offer (including the terms and conditions of any extension or amendment, if the Offer is extended or amended), Purchaser will accept for payment and pay the Common Offer Price for all Common Shares and the Preferred Offer Price for all Preferred Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4 of this Offer to Purchase entitled "Withdrawal Rights."

  The Offer is conditioned upon, among other things, the Minimum Tender Condition. The "Minimum Tender Condition" refers to the requirement that there have been validly tendered and not properly withdrawn a total of at least 25,562,006 Common Shares and Preferred Shares, which represents a majority of the total outstanding Common Shares and Preferred Shares on a fully-diluted basis. The Offer also is conditioned upon expiration or termination of any applicable waiting period under the HSR Act, the approval, to the extent required, of the Commission of the European Union under Council Regulation
(EEC) No. 4064/89 of the Council of the European Union, and the other conditions described in Section 16 of this Offer to Purchase entitled "Certain Conditions of the Offer."

  Extension of the Offer. Subject to the limitations set forth in this Offer, the Merger Agreement and the applicable rules and regulations of the SEC described below, Purchaser reserves the right, at any time and from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Common Shares and Preferred Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right, if any, of a tendering stockholder to withdraw such stockholder's Common Shares and Preferred Shares. See Section 4 of this Offer to Purchase--"Withdrawal Rights." There can be no assurance that Purchaser will exercise its right to extend the Offer.

  Purchaser has agreed that it will not, without the prior written consent of the Company (a) decrease the Common Offer Price or the Preferred Offer Price,
(b) change the form of consideration payable in the Offer, (c) decrease the number of Common Shares or Preferred Shares sought to be purchased in the Offer, (d) impose additional conditions to the Offer other than those set forth in the Merger Agreement, (e) amend any other term of the Offer in any manner adverse to the holders of Common Shares or Preferred Shares, (f) reduce the time period during which the Offer shall remain open or (g) waive the Minimum Tender Condition.

  Pursuant to the Merger Agreement, Parent may, without the consent of the Company, cause Purchaser to (i) extend the Offer from time to time in its sole discretion, if at the then-scheduled expiration date of the Offer, any of the conditions to the Offer have not been satisfied or waived, for such amount of time as is reasonably necessary to cause the Offer conditions to be satisfied, but not to exceed five business days for each such extension, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer, or
(iii) extend the Offer for a subsequent offering period (as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of up to twenty business days beyond the latest expiration date that would otherwise be permitted under clause (ii) of this sentence in order to acquire over 90% of the outstanding Common Shares and over 90% of the outstanding Preferred Shares. Parent has agreed to cause Purchaser to extend the Offer as permitted by the Merger Agreement for the shortest time periods which it reasonably believes are necessary to consummate the Offer if the conditions to the Offer have not been satisfied or waived so long as the Merger Agreement has not been terminated pursuant to its terms.

  The rights reserved in the foregoing paragraphs are in addition to any additional rights described in Section 16 of this Offer to Purchase entitled "Certain Conditions of the Offer."

  Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m.,

New York City time, on the next business day after the previously scheduled expiration of the Offer, in accordance with the public announcement requirements of Rule 14e-1(d). Subject to applicable law (including Rules 14d-4(d), and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  Subject to the Merger Agreement, if Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives any material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth below) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Common Shares and Preferred Shares, Purchaser will extend the Offer at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  Pursuant to, but subject to certain conditions in, the Merger Agreement, Purchaser has agreed to (i) accept for payment all Common Shares and Preferred Shares validly tendered and not withdrawn pursuant to the Offer as soon as permitted under applicable law, and (ii) pay for such Common Shares and Preferred Shares promptly thereafter.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Common Shares and Preferred Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Common Shares and Preferred Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Common Shares and Preferred Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance of Payment and Payment for Common Shares and Preferred Shares.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, purchase and pay for all Common Shares and Preferred Shares which have been validly tendered and not properly withdrawn pursuant to the Offer at the earliest time following expiration of the Offer when all conditions to the Offer described in Section 16 of this Offer to Purchase entitled "Certain Conditions of the Offer" have been satisfied or waived by Purchaser. Subject to the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Common Shares or Preferred Shares promptly after termination or withdrawal of the Offer), Purchaser expressly reserves the right to delay the acceptance for payment of or the payment for any tendered Common Shares or Preferred Shares in order to comply in whole or in part with any applicable laws, including, without limitation, the HSR Act and similar foreign statutes and regulations. See Section 17 of this Offer to Purchase--"Certain Legal Matters; Regulatory Approvals."

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Common Shares and Preferred Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Common Shares or Preferred Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Common Shares and Preferred Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Common Shares and Preferred Shares with the Depositary, which will act as agent for tendering stockholders for the purposes of receiving payments from Purchaser and transmitting payments to tendering stockholders. Under no circumstances will Purchaser pay interest on the purchase price for any Common Shares or Preferred Shares accepted for payment, regardless of any extension of the Offer or any delay in making payment.

  The reservation by Purchaser of the right to delay the acceptance, purchase of or payment for Common Shares or Preferred Shares is subject to the terms of the Merger Agreement and the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return the Common Shares and Preferred Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

  In all cases, Purchaser will pay for Common Shares and Preferred Shares purchased in the Offer only after timely receipt by the Depositary of (i) the certificates representing the Common Shares or Preferred Shares, as the case may be (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Common Shares or Preferred Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Common Shares and Preferred Shares;" (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required under the Letter of Transmittal.

  "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares or Preferred Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce the Letter of Transmittal against the participant.

  If Purchaser does not purchase any tendered Common Shares or Preferred Shares pursuant to the Offer for any reason, or if a holder of Common Shares or Preferred Shares submits Share Certificates representing more Common Shares or Preferred Shares than are tendered, Share Certificates representing unpurchased or untendered Common Shares and Preferred Shares will be returned, without expense to the tendering stockholder (or, in the case of Common Shares or Preferred Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Common Shares and Preferred Shares," such Common Shares or Preferred Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  If, prior to the Expiration Date, Purchaser increases the Common Offer Price or the Preferred Offer Price, Purchaser will pay the increased Common Offer Price to all holders of Common Shares and the increased Preferred Offer Price to all holders of Preferred Shares that are purchased in the Offer, whether or not the Common Shares or Preferred Shares were tendered before the increase in the Common Offer Price or Preferred Offer Price, as the case may be.

  Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to one or more direct or indirect subsidiaries of Parent, the right to purchase all or any portion of the Common Shares or Preferred Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Common Shares or Preferred Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Common Shares and Preferred Shares.

  Valid Tenders. To tender Common Shares or Preferred Shares pursuant to the Offer, a stockholder must comply with one of the following: (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for the Common Shares or Preferred Shares to be tendered and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Common Shares or Preferred Shares must be properly delivered pursuant to the procedures for book-entry transfer, as described below, and a confirmation of such delivery received by the Depositary, which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal, prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Common Shares and Preferred Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Common Shares or Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares or Preferred Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Common Shares and Preferred Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

  Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary. The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested and properly insured is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal where Common Shares or Preferred Shares are tendered (i) by a registered holder of Common Shares or Preferred Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program ("STAMP"), the Stock Exchange Medallion Program ("SEMP") and the New York Stock Exchange Medallion Signature Program ("MSP"), or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

  If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to a person other than the registered holder, or if a

Share Certificate for unpurchased Common Shares or Preferred Shares is to be issued or returned to a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by a duly executed stock power, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock power guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Common Shares or Preferred Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Common Shares or Preferred Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, the stockholder's Common Shares and Preferred Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  (i)   the tender is made by or through an Eligible Institution;

  (ii) the Depositary receives, as described below, a properly completed and duly executed Notice of Guaranteed Delivery (the "Notice of Guaranteed Delivery"), substantially in the form made available by Purchaser, on or prior to the Expiration Date; and

  (iii) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Common Shares and Preferred Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

  Notwithstanding any other provision of the Offer, Purchaser will pay for Common Shares and Preferred Shares only after timely receipt by the Depositary of: (i) Share Certificates representing, or Book-Entry Confirmation with respect to, the Common Shares and/or Preferred Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares or Preferred Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Common Shares or Preferred Shares of any particular stockholder of the Company, whether or not similar defects or irregularities are waived in the case of other stockholders of the Company.

  Subject to the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Common Shares or Preferred Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Common Shares and/or Preferred Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Common Shares or Preferred Shares or other securities or rights issued or issuable in respect of those Common Shares or Preferred Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Common Shares or Preferred Shares, as the case may be. This appointment will be effective when, and only to the extent that, Purchaser accepts such Common Shares or Preferred Shares for payment. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Common Shares or Preferred Shares and such other securities or rights prior to such payment will be revoked without further action, and no subsequent powers of attorney or proxies may be given, nor may any subsequent written consent be executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. With respect to the Common Shares or Preferred Shares for which the appointment is effective, the designees of Purchaser will be empowered to exercise all voting and other rights of such stockholder as the designees, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. In order for Common Shares or Preferred Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Common Shares or Preferred Shares, Purchaser or its designee must be able to exercise full voting rights to the extent permitted under applicable law with respect to such Common Shares or Preferred Shares.

  Tender Constitutes Binding Agreement. Purchaser's acceptance for payment of Common Shares and Preferred Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between Purchaser and the tendering stockholder upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights.

  Tenders of Common Shares and Preferred Shares made pursuant to the Offer are irrevocable, except that such Common Shares and Preferred Shares may be withdrawn (i) at any time prior to the Expiration Date and (ii) at any time after Tuesday, March 6, 2001 (or such later date as may apply if the Offer is extended), unless accepted for payment by Purchaser pursuant to the Offer prior to that date. See Section 1 of this Offer to Purchase--"Terms of the Offer."

  If Purchaser extends the Offer, is delayed in its acceptance for payment of Common Shares or Preferred Shares, or is unable to accept Common Shares or Preferred Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless retain tendered Common Shares or Preferred Shares on behalf of Purchaser, and such Common Shares and Preferred Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to and duly exercise their withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares or Preferred Shares to be withdrawn, the number of Common Shares and Preferred Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of such Common Shares or Preferred Shares, if different from that of the person who tendered such Common Shares and Preferred Shares. If Share Certificates representing Common Shares or Preferred Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Common Shares or Preferred Shares tendered for the account of an Eligible Institution. If Common Shares or Preferred Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Common Shares and Preferred Shares," the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares or Preferred Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

  Withdrawals of Common Shares and Preferred Shares may not be rescinded. Any Common Shares or Preferred Shares properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn Common Shares and Preferred Shares may be tendered again at any time prior to the Expiration Date by following one of the procedures described in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Common Shares and Preferred Shares."

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, or their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material U.S. Federal Income Tax Considerations.

  The following is a summary of the material United States federal income tax consequences that are generally applicable to holders of Preferred Shares and Common Shares who exchange such shares for cash pursuant to the Offer and to holders of Common Shares who exchange such shares for cash pursuant to the Merger. This discussion is based on currently existing federal income tax laws, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the Offer and the Merger that are described below. Stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances. For example, this discussion does not address the tax consequences of the Offer and the Merger to stockholders who are dealers in securities, are foreign persons, or do not hold their Common Shares or Preferred Shares as capital assets. Nor does it address the tax consequences of the Offer or the Merger to stockholders who acquired such shares through the exercise of employee stock options or otherwise as compensation or stockholders who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies). In addition, the following discussion does not address the tax consequences of the Offer or the Merger to the stockholders under foreign, state, or local tax laws. Accordingly, all stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Offer and the Merger, including the applicable federal, state, local and foreign tax consequences.

  In general, the receipt of cash by the holders of the Common Shares and the Preferred Shares pursuant to the Offer and/or the Merger will constitute a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a tendering stockholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and/or the Merger and the stockholder's tax basis for the Common Shares or Preferred Shares that are tendered and purchased pursuant to the Offer and/or the Merger. Generally, gain or loss must be calculated separately for each identifiable block of shares of Company stock (i.e., shares acquired at the same cost in a single transaction). If tendered Common Shares or Preferred Shares are held by a tendering stockholder as capital assets, that gain or loss will be a capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of its Common Shares or Preferred Shares, the stockholder held such Common Shares or Preferred Shares for more than one year, or will be short term if, as of such date, the stockholder held such Common Shares or Preferred Shares for one year or less. In the case of Company stockholders who are individuals, long term capital gain is currently subject to tax at a favorable tax rate. There are limitations on the deductibility of capital losses.

  Backup U.S. Federal Income Tax Withholding. Under the United States federal income tax laws, the payments made by the Depositary to stockholders of the Company, pursuant to the Offer and/or the Merger may, under certain circumstances, be subject to backup withholding at a rate of 31%. To avoid backup withholding with respect to payments made pursuant to the Offer and/or the Merger, each stockholder must provide the Depositary with proof of an applicable exemption or a correct taxpayer identification number, and must otherwise comply with the applicable requirements of the backup withholding rules. The Letter of Transmittal provides instructions on how to provide the Depositary with information to prevent backup withholding with respect to cash received pursuant to the Offer and/or the Merger. See Instruction 9 of the Letter of Transmittal. Any amount withheld under the backup withholding rules is not an additional tax. Rather, the tax liability of the persons subject to backup withholding will be reduced by the amount of tax withheld.

  The foregoing is intended as a general summary only. Because the tax consequences to a particular stockholder may differ based on that stockholder's particular circumstances, each stockholder should consult his or her own tax advisor regarding the tax consequences of the Offer and the Merger.

6. Price Range of Common Shares and Preferred Shares.

  The Common Shares trade on the New York Stock Exchange under the symbol "LIT," and the Preferred Shares trade on the New York Stock Exchange under the symbol "LIT pb." The following tables set forth, for the calendar quarters shown, the high and low closing sale prices for the Common Shares and the Preferred Shares, respectively, on the New York Stock Exchange based on published financial sources.

                      Litton Industries, Inc. Common Stock

                                                                  High     Low
                                                                 ------- -------
Calendar 1998
  First Quarter................................................. 63.1875 55.0625
  Second Quarter................................................ 63.4375 55.5000
  Third Quarter................................................. 62.0625 47.4375
  Fourth Quarter................................................ 68.0000 55.6250
Calendar 1999
  First Quarter................................................. 65.2500 50.6250
  Second Quarter................................................ 74.6250 54.4375
  Third Quarter................................................. 73.3750 54.0625
  Fourth Quarter................................................ 55.7500 42.4375
Calendar 2000
  First Quarter................................................. 53.3750 26.8125
  Second Quarter................................................ 46.8750 38.0000
  Third Quarter................................................. 59.8125 40.7500
  Fourth Quarter................................................ 80.6250 43.7500

        Litton Industries, Inc. Series B $2 Cumulative Preferred Stock

                                                                  High     Low
                                                                 ------- -------
Calendar 1998
  First Quarter................................................. 37.0000 31.0000
  Second Quarter................................................ 35.0000 28.7500
  Third Quarter................................................. 35.0000 28.0000
  Fourth Quarter................................................ 34.6250 29.0000
Calendar 1999
  First Quarter................................................. 34.1250 29.8750
  Second Quarter................................................ 33.6250 28.6250
  Third Quarter................................................. 31.6250 26.9375
  Fourth Quarter................................................ 30.5625 26.9375
Calendar 2000
  First Quarter................................................. 28.0000 24.0000
  Second Quarter................................................ 27.7500 21.0000
  Third Quarter................................................. 27.0000 22.5000
  Fourth Quarter................................................ 35.0000 23.0000

  In the Merger Agreement, the Company has represented to each of Parent and Purchaser that as of November 30, 2000, there were 45,418,647 Common Shares (excluding 2,734,083 Common Shares held in the Company's treasury) and 410,643 Preferred Shares issued and outstanding. On December 21, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Common Shares on the New York Stock Exchange was $62.6250 per Common Share and the closing price of the Preferred Shares on the New York Stock Exchange was $24.0000 per Preferred Share. On January 4, 2001, the last full day of trading before the commencement of the Offer, the closing price of the Common Shares on the New York Stock Exchange was $78.9375 per Common Share and the closing price of the Preferred Shares on the New York Stock Exchange was $34.2500 per Preferred Share.

  Stockholders are urged to obtain a current market quotation for the Common Shares and the Preferred Shares.

  The Company does not pay any dividends on its Common Shares, and the Merger Agreement prohibits the Company from declaring or paying any dividends, except for the payment of dividends on the Preferred Shares and except for the payment of dividends or distributions by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company paid in the ordinary course of business, from the date of the Merger Agreement until the Effective Time.

7. Certain Information Concerning the Company.

  The Company is a Delaware corporation with its principal offices located at 21240 Burbank Boulevard, Woodland Hills, California 91367-6675. The telephone number of the Company is (818) 598-5000.

  According to the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 (the "Company's 10-K"), the Company designs, builds, and overhauls surface ships for government and commercial customers worldwide and is a provider of defense and commercial electronics technology, components and materials for customers worldwide. In addition, the Company is a prime contractor to the United States government for information technology and provides specialized IT services to commercial customers in local and foreign jurisdictions.

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W.,

Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also read and copy reports and other information at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or the office of the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

8. Selected Financial Information and Certain Projections.

  Certain Selected Financial Information


  Set forth below is certain selected historical consolidated financial information with respect to the Company, excerpted from the Company's 10-K for the fiscal year ended June 31, 2000 and from the Company's unaudited interim consolidated financial statements in the Company's quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2000 (the "Company's 10-Q"), each as filed with the SEC pursuant to the Exchange Act. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents along with all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

                   LITTON INDUSTRIES, INC. AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                          3 Months Ended
                            October 31                    Year Ended July 31
                         ------------------  ----------------------------------------------
                           2000      1999      2000     1999     1998      1997      1996
                         --------  --------  -------- -------- --------  --------  --------
Sales and Service
 Revenues............... $1,083.1  $1,000.0  $5,588.2 $4,827.5 $4,399.9  $4,175.5  $3,611.5
Total Segment Operating
 Profit.................       (1)       (1)    562.1    339.3    410.0     369.6     320.1
Earnings before
 Cumulative Effect of a
 Change in Accounting
 Principle..............     44.9      52.8     221.2    120.6    181.4     162.0     150.9
Earnings Per Share
  Basic.................     0.98      1.09      4.79     2.63     3.91      3.48      3.24
  Diluted...............     0.97      1.07      4.74     2.58     3.82      3.40      3.15
Total Assets............ $4,279.5        (1) $4,835.9 $4,260.1       (2)       (2)       (2)
Total Current
 Liabilities............  1,108.4        (1)  1,531.4  1,709.3       (2)       (2)       (2)
Total Stockholders'
 Investment.............  1,544.6        (1)  1,495.9  1,300.2       (2)       (2)       (2)

--------
(1) Not provided in the Company's 10-Q for the quarter ended October 31, 2000.

(2) Not provided in the Company's 10-K for the fiscal year ended July 31, 2000.

  Although each of Parent and Purchaser has no knowledge that would indicate that any statements contained above taken from or based on such documents and records of the Company are untrue, neither Parent nor Purchaser can take responsibility for the accuracy or completeness of the information contained in such documents and records, of the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

  Certain Projections

  Prior to entering into the Merger Agreement, the Company provided to Parent certain information which was not publicly available, including a variety of projected financial data based on various differing assumptions for future fiscal years. The Company has advised that it does not publicly disclose projections, and the projections furnished to Parent were not prepared with a view to public disclosure. Parent analyzed the information in the projections, certain publicly available information and additional information obtained in Parent's due diligence review of the Company, along with Parent's own estimates of potential cost savings and benefits in evaluating the Offer and the Merger.

  The projections provided to Parent by the Company included, among other things, the following forecasts of the Company's revenues, net income (excluding pension income) and earnings per share (excluding pension income), respectively (in millions, except per share data): $5,850.0, $151.9 and $3.31 in 2001; $6,473.0, $186.4 and $4.06 in 2002; $6,827.0, $220.8 and $4.81 in
2003; $7,183.0, $248.4 and $5.41 in 2004; and $7,436.0, $278.7, and $6.07 in
2005. Including pension income, the projected net income and earnings per share were, respectively (in millions, except per share data): $220.5 and $4.80 in 2001; $254.9 and $5.55 in 2002; $289.4 and $6.30 in 2003; $317.0 and
$6.90 in 2004; and $347.3 and $7.56 in 2005.

  Other projections provided to Parent by the Company indicated the potential for increased profitability based upon more aggressive assumptions. Based upon the more aggressive assumptions, these projections indicated revenues and net income (including pension income), respectively (in millions), of: $6,019.0 and $228.0 in 2001; $6,740.0 and $300.0 in 2002; $7,329.0 and $414.0 in 2003;
$7,920.0 and $490.0 in 2004; and $8,426.0 and $548.0 in 2005. The Company has
advised Parent that these projections do not give effect to customary processes of adjustment by senior management of projections provided by operating/divisional management.

  The projections were prepared by the Company independently and provided to Parent prior to entering the Merger Agreement. The projections were not prepared by the Company with a view to public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. The Company's certified public accountants have not examined or compiled any of the projections. The projections were not prepared with the approval of the Company Board. The projections are included herein to give the Company's stockholders access to information that was not publicly available and that the Company provided to Parent.

  The projections are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of the Company with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, cost of goods sold, operating and other revenues and expenses, capital expenditures and working capital of the Company, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. The Company's operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the United States government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon factors, including, without limitation, the Company's successful performance of internal plans; government customers' budgetary restraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support and information technology. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. In addition, the projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger. These events may cause actual results to differ materially from the projections.

  For these reasons, as well as the bases and assumptions on which the projections were compiled by the Company, the inclusion of such projections herein should not be regarded as an indication that the Company, Parent, Purchaser or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the projections should not be relied on as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

9. Certain Information Concerning Parent and Purchaser.

  Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and the Offer and the Merger. Purchaser is currently a wholly owned subsidiary of Parent. The principal executive offices of Purchaser are located at 1840 Century Park East, Los Angeles, California 90067 and Purchaser's telephone number is (310) 553-6262.

  Parent is a Delaware corporation with its principal executive offices located at 1840 Century Park East, Los Angeles, California 90067. The telephone number of Parent is (310) 553-6262. Parent is an advanced technology company operating in the Integrated Systems Sector ("ISS"), Electronic Systems and Sensors Sector ("ES/3/") and Information Technology ("Logicon") segments of the broadly defined aerospace and defense industry. The ISS segment includes the design, development and manufacturing of aircraft and aircraft subassemblies. The ES/3/ segment includes the design, development, manufacturing and integration of electronic systems and components for military and commercial use. Logicon, Parent's information technology segment, includes the design, development, operation and support of computer systems for scientific and management information.

  The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.

  Except as described elsewhere in this Offer to Purchase, (i) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Common Shares or Preferred Shares; and (ii) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Common Shares or Preferred Shares during the past 60 days.

  Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

  Except as set forth in this Offer to Purchase, (i) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer, and (ii) there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in
Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

  In the normal course of their business, Parent and the Company are parties to transactions and agreements. During the two years ended October 31, 2000, no such transaction had an aggregate value in excess of one percent of the Company's consolidated revenues.

10. Source and Amount of Funds.

  The Offer is not conditioned upon any financing arrangements.

  Parent and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Common Shares and Preferred Shares that Parent or its affiliates do not own pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $4.0 billion. Purchaser expects to obtain the funds necessary to consummate the Offer and the Merger from Parent. Parent has received a commitment letter from Credit Suisse First Boston ("CSFB") and The Chase Manhattan Bank ("Chase") providing for the structure, arrangement and syndication of senior unsecured loans (the "Loans") of up to $6.0 billion, the initial proceeds of which will be used solely to acquire Common Shares and Preferred Shares in the Offer and the Merger, to retire and refinance certain outstanding debt of the Company and to pay any related expenses. The proceeds of subsequent borrowings under the Loans will be used for general corporate purposes of Parent and the Company. The Loans will be in the form of a 364-day Revolving Credit Facility and a separate Five-Year Revolving Credit Facility, each in an aggregate maximum principal amount of $3.0 billion. Each of the facilities will be an unsecured senior credit facility and will contain usual and customary affirmative and negative covenants, customary financial covenants (including (a) maximum ratios of Funded Debt to Total Capitalization, (b) maximum ratios of Funded Debt to Cash Flow and (c) minimum ratios of Cash Flow minus Capital Expenditures to Fixed Charges). Events of Default will include (i) failure to pay principal, interest or other amounts, (ii) breach of representations and warranties,
(iii) breach of covenants, (iv) certain bankruptcy events, (v) cross default and cross acceleration, (vi) certain ERISA matters, (vii) certain judgments and (viii) change in control events, which will be defined in the final documents for the Loans. Interest rates for the Loans will be Adjusted LIBOR (which will at all times include statutory reserves) or the Adjusted Base Rate (defined as the higher of Chase's Prime Rate and the Federal Funds Effective Rate plus 0.5%), at the election of Parent, in each case plus spreads depending upon a schedule of certain specified Standard & Poor's and Moody's Investor Services ratings of Parent. Parent may elect periods of one, two, three or six months for Adjusted LIBOR borrowings under the Loans.

  It is expected that the Loan documents will be negotiated while the Offer is outstanding and signed on or before the Expiration Date. No alternate financing plans exist.

11. Background of the Offer; Past Contacts or Negotiations with the Company.

  In May 2000, Kent Kresa, Chairman and Chief Executive Officer of Parent, and Michael Brown, Chairman and Chief Executive Officer of the Company, agreed that a small group of directors, officers and senior employees from the two companies would have discussions looking into the possibility of a strategic transaction. A confidentiality letter agreement was signed, dated June 23, 2000 (the "Confidentiality Agreement"), by which each company agreed to maintain the confidentiality of non-public information which might be received from the other and also agreed that no disclosure would be made concerning the discussions between the parties. From that time to the present a number of meetings and conversations have taken place between representatives of the two companies.

  In mid-September 2000, Mr. Kresa contacted Mr. Brown to advise him that Parent would have an interest in acquiring the Company in a transaction in which the holders of Common Shares would receive a combination of cash and stock having a value equivalent, on a per share basis, to 0.70 of a share of Parent common stock. Subsequent to the conversation, a representative of Parent was advised that the Company did not wish to pursue the proposal.

  On October 20, 2000, the Company publicly announced its intention to explore the sale of its advanced electronics group. Later the same day, Mr. Kresa spoke with Mr. Brown and wrote to him reiterating Parent's interest in an acquisition of the Company in a transaction involving cash and stock valued at
0.70 of a share of Parent common stock, for each Common Share. Mr. Kresa pointed out that the sale of the advanced electronics group would be inconsistent with Parent's plans for the combined company and would diminish Parent's interest in the combination. In response, Mr. Brown advised Mr. Kresa that the transaction value proposed by Parent was not sufficient for the Company Board to support such a transaction.

  On November 2, 2000, Mr. Kresa again wrote to Mr. Brown increasing the value of Parent's proposal so that holders of Common Shares would receive a combination of cash and Parent common stock having a value, per share, equivalent to 0.75 of a share of Parent common stock and offering the potential for some additional value to be delivered to the holders of Common Shares through a contingent value mechanism.

  Following a meeting of the Company Board on November 3, 2000, Mr. Brown again advised Mr. Kresa that the value proposed by Parent was considered insufficient by the Company Board. On November 29, 2000, Mr. Kresa wrote to Mr. Brown to specifically propose two alternatives for a potential transaction. The first proposed alternative would provide the Company's stockholders with a combination of cash and stock valued at 0.75 of a share of Parent common stock plus a contingent value instrument which would provide the Parent's stockholders with 75% of the net after-tax recovery in Parent's pending litigation with Honeywell, Inc. as well as certain other litigation, and between 40% and 60% of the net after-tax value of the Electronic Components and Materials business segment achieved within the five-year period following closing. The second alternative proposed was for an acquisition for cash at $72.00 per Common Share.

  Following further discussions and negotiations and the exchange of additional non-public information between the parties, the board of directors of Parent met on December 20, 2000 and unanimously approved the Merger Agreement. The Company Board met on December 21, 2000 and also approved the Merger Agreement and determined unanimously that the transactions contemplated thereby, including the Offer and the Merger, were fair to, and in the best interests of, the holders of Common Shares of the Company.

  On December 21, 2000, the Merger Agreement was executed by Parent, Purchaser and the Company, and Parent and the Company issued a joint press release announcing the transaction.

  On January 5, 2001, Parent commenced the Offer.

12. The Merger Agreement; Other Arrangements.

  The Merger Agreement

  The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Parent and Purchaser on January 5, 2001 with the SEC in connection with the Offer. The following summary may not contain all of the information important to you, and is qualified in its entirety by reference to the Merger Agreement, which is deemed incorporated by reference in this Offer to Purchase. Accordingly, we encourage you to read the entire Merger Agreement. The Merger Agreement may be examined and copies may be obtained from the SEC in the same manner as set forth in Section 7 of this Offer to Purchase entitled "Certain Information Concerning the Company." Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the respective meanings set forth in the Merger Agreement.

  The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the Minimum Tender Condition and the other conditions of the Offer, as set forth in Section 16 of this Offer to Purchase entitled "Certain Conditions of the Offer," Purchaser will purchase all Common Shares and Preferred Shares validly tendered and not properly withdrawn pursuant to the Offer. The Merger Agreement further provides that, without the prior written consent of the Company, Purchaser will not: (i) decrease the Common Offer Price or the Preferred Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Common Shares or Preferred Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer other than those set forth in the Merger Agreement, (v) amend any other term of the Offer in any manner adverse to the holders of Common Shares or Preferred Shares, (vi) reduce the time period during which the Offer shall remain open or (vii) waive the Minimum Tender Condition.

  Pursuant to the Merger Agreement, Parent may, without the consent of the Company, cause Purchaser to: (i) extend the Offer from time to time in its sole discretion, if at the then-scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived, for such amount of time as is reasonably necessary to cause such Offer conditions to be satisfied, but not to exceed five business days for each such extension, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer, or (iii) extend the Offer for a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) of up to twenty business days beyond the latest expiration date that would otherwise be permitted under clause (ii) of this sentence in order to acquire over 90% of the outstanding Common Shares or over 90% of the outstanding Preferred Shares. Parent has agreed to cause Purchaser to extend the Offer as permitted by the Merger Agreement for the shortest time periods which it reasonably believes are necessary until the consummation of the Offer if the conditions to the Offer have not been satisfied or waived so long as the Merger Agreement has not been terminated pursuant to its terms.

  Directors. The Merger Agreement provides that promptly upon the acceptance for payment of any Common Shares pursuant to the Offer, Purchaser shall be entitled to designate that number of directors on the Company Board (rounded to the next whole number that constitutes at least a majority of the members of the Company Board) that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to the Merger Agreement), and (ii) the percentage that the number of Common Shares so purchased bears to the total number of Common Shares outstanding. The Company has agreed to use all reasonable efforts, upon Purchaser's request, promptly to cause Purchaser's designees to be elected or appointed to the Company Board, including, at the Company's election, increasing the number of directors or securing resignations of incumbent directors. At such time, to the extent requested by Purchaser, the Company will use its best efforts to cause Purchaser's designees to constitute at least a majority on each committee of the Company Board, other than any committee of the Company Board established to take action under the Merger Agreement. Notwithstanding the foregoing, the Company will use all reasonable efforts to ensure that, prior to the Effective Time, the Company will retain at least three directors who were directors of the Company on the date of the Merger Agreement (the "Continuing Directors"); provided, however, that if there are fewer than three Continuing Directors for any reason, the Continuing Directors or, if there is only one Continuing Director, that director, shall be entitled to designate a person or persons to fill such vacancy or vacancies. The Company's obligation to appoint designees to the Company Board is subject to certain provisions of the Exchange Act. From and after the time that Purchaser's designees are elected or appointed to the Company Board until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize: (i) any termination of the Merger Agreement by the Company, (ii) any amendment of the Merger Agreement, (iii) any extension by the Company of time for performance of any of the obligations or actions of Parent or Purchaser under the Merger Agreement, (iv) any waiver of any of the Company's rights under the Merger Agreement and (v) any other action which adversely affects the holders of the Common Shares or the Preferred Shares (other than Parent or Purchaser).

  The Merger. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the Effective Time, Purchaser will be merged with and into the Company in accordance with the applicable provisions of the DGCL. Following the Merger, the separate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). The Company, as the Surviving Corporation, will succeed to and assume all of the rights and obligations of both the Company and Purchaser. Also, the Bylaws of the Company in effect upon the consummation of the Merger will be the Bylaws of the Surviving Corporation and the Restated Certificate of Incorporation of the Company will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that Article Fourth, Section 1 of the Restated Certificate of Incorporation of the Company shall be amended in its entirety to read as follows: "The Corporation shall be authorized to issue 3,000,000 shares of Common Stock, par value $1.00 per share, 600,000 shares of Preferred Stock, par value $5.00 per share and 1,000 shares of Preference Stock, par value $2.50 per share." In addition, following the Merger, the directors of Purchaser will become the initial directors of the Surviving Corporation and the officers of the Company will become the initial officers of the Surviving Corporation. The Merger Agreement provides that the closing of the Merger will take place as promptly as practicable but in no event later than the second business day after the satisfaction or waiver of the conditions to the Merger. At the closing, the Company, Parent and Purchaser will file the necessary documents with Delaware public officials to make the Merger effective.

  Conversion of Common Shares. At the Effective Time, each Common Share issued and outstanding immediately prior to the Effective Time (excluding (i) Common Shares held in the Company's treasury or by any of the Company's subsidiaries,
(ii) Common Shares held by Parent, Purchaser or any other subsidiary of Parent and (iii) Common Shares held by dissenting shareholders who have perfected their appraisal rights) will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder, be converted into and become the right to receive an amount of cash, without interest, equal to the Merger Consideration. At the Effective Time, each Common Share held in the treasury of the Company and each Common Share held by Parent, Purchaser or any subsidiary of Parent, Purchaser or any subsidiary of the Company immediately prior to the Effective Time will, without any action on the part of Purchaser, the Company or the holder, be canceled and retired and will cease to exist, and no payment shall be made with respect thereto. Moreover, at the Effective Time, each share of common stock of Purchaser, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will be converted into and become 3,000 shares of common stock, par value $1.00 per share, of the Surviving Corporation.

  Preferred Shares. At the Effective Time, each issued and outstanding Preferred Share shall remain outstanding, without any change, as a share of the Series B $2 Cumulative Preferred Stock, par value $5.00 per share, of the Surviving Corporation.

  Company Stock Options. As of the Effective Time, each outstanding option to purchase Common Shares (a "Company Stock Option" or collectively, "Company Stock Options") that has been granted pursuant to any Company stock option plan (the "Company Plans"), that is then vested (each, an "A Option") will be canceled and each A Option will become the right to receive an amount, without interest, in cash (less any applicable tax withholding) equal to the number of Common Shares subject to such Company Stock Option immediately prior to the Effective Time, multiplied by the excess, if any, of the Merger Consideration over the exercise price per Common Share of such Company Stock Option. The Company shall provide holders of A Options the opportunity to elect, before the Effective Time, to have some or all of their A Options to be converted into options to acquire Parent Common Shares as if they were B Options, as described below. As of the Effective Time, each outstanding Company Stock Option that is not an A Option (each, a "B Option") shall be converted into an option to purchase shares of common stock of Parent, on the same terms and conditions as were applicable under such B Option, in an amount equal to the number of Common Shares subject to such B Option times a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average of the high and low trading prices of the shares of common stock of Parent on the New York Stock Exchange during normal business hours on the day on which the Effective Time occurs; provided, however, that in the case of any B Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. Pursuant to the Merger Agreement, the parties have agreed to cooperate to take all reasonable steps necessary to effect the foregoing.

  Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of the Company with respect to, among other things, organization and qualification, capitalization, subsidiaries, authority, SEC filings, financial statements, governmental approvals, compliance with laws, litigation, intellectual property and trade secrets, employment matters, environmental laws and regulations and tax matters. The Merger Agreement also contains customary representations and warranties of Parent and Purchaser, including among other things, organization and qualification, authority and financing. The representations and warranties contained in the Merger Agreement expire at the Effective Time of the Merger.

  Conduct of Business. From the date of the Merger Agreement until the Effective Time, unless Parent consents in writing, which consent may not be unreasonably withheld, and except for as contemplated by the Merger Agreement or in a schedule attached thereto, the Company has agreed not to, and to cause each of its subsidiaries not to: (i) amend its Restated Certificate of Incorporation or Bylaws or similar organizational documents, (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any shares of any class of capital stock or any other securities (other than bank loans) or equity equivalents, with limited exceptions, (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock or otherwise make any payments to its stockholders in their capacity as stockholders or redeem or acquire any of its securities or any securities of any of its subsidiaries, except for the payment of dividends in respect of the Preferred Shares and the payment of dividends or distributions by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company, (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger), (v) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary (other than as permitted by the Merger Agreement),
(vi) incur or become liable or responsible for indebtedness for borrowed money or issue debt securities or make any loans or advances to or investments in any other person or mortgage, pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries or any of the Company's material assets, except as permitted under the Merger Agreement, (vii) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement, except as permitted under the Merger Agreement, (viii) acquire, sell, lease, or dispose of any assets in any transaction or series of related transactions having a fair market value in excess of $10,000,000 in the aggregate, other than in the ordinary course of business or as permitted under the Merger Agreement, (ix) materially change any of its accounting principles or practices, except as required by a change of law or generally accepted accounting principles, (x) revalue in any material respect any of its assets other than in the ordinary course of business or as required by generally accepted accounting principles,
(xi) acquire any corporation, partnership or other business organization or division thereof or equity interest therein or enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its subsidiaries, taken as a whole or authorize any capital expenditures in excess of $10,000,000 individually or $210,000,000 in the aggregate, (xii) make any material tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice, (xiii) settle or compromise any pending or threatened suit, action or claim which relates to the transactions contemplated by the Merger Agreement or the settlement or compromise of which would have a Company Material Adverse Effect (as defined in the Merger Agreement), (xiv) commence or terminate any material research and/or development project, except as permitted under the Merger Agreement, (xv) amend the Company Rights Agreement in any way that would permit any person other than Parent or its affiliates to acquire more than 15% of the Common Shares or redeem the rights issuable under the Rights Plan established thereunder, or (xvi) take or agree in writing to take any of the foregoing actions.

  Stockholder Approval. If Company stockholder approval of the Merger is required by law, the Company has agreed to, as promptly as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining such approval. If a Stockholders Meeting is required, the Company will use all reasonable efforts to prepare and file a Proxy Statement (the "Proxy Statement") with the SEC and shall use all reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement and, after consultation with Parent and Purchaser, respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement or any preliminary version of the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the expiration or termination of the Offer. Subject to its fiduciary duties under applicable law and after consultation with counsel, the Company shall, through the Company Board, recommend that the stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the Merger. At the Stockholders Meeting, Parent, Purchaser and their subsidiaries will vote all Common Shares and all Preferred Shares owned by them in favor of approval and adoption of the Merger Agreement and in favor of the Merger.

  Access to Information. The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, give Parent and its representatives reasonable access, during normal business hours, to the employees, plants, offices, warehouses and other facilities, books and records of the Company and its subsidiaries, and will furnish to Parent and its representatives financial and operating data and other information concerning the business of the Company and its subsidiaries as Parent may reasonably request. All information obtained by the Parent and its representatives will be kept confidential in accordance with the confidentiality provisions of the Confidentiality Agreement between Parent and the Company. Between the date of the Merger Agreement and the Effective Time, the Company has agreed to furnish to Parent with certain quarterly statements of financial information.

  Further Actions. Pursuant to the Merger Agreement, each of Parent, Purchaser and the Company has agreed to use all reasonable efforts to take, or cause to be taken, all reasonable actions necessary, proper or advisable, and to reasonably cooperate with each other in order to consummate and make effective the transactions contemplated by the Merger Agreement, including using all reasonable efforts: (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to the Merger Agreement to consummate the transactions contemplated thereby, (iv) to effect all necessary registrations and filings including, but not limited to, filings and submissions of information requested or required by any domestic or foreign government or governmental or multinational authority, including, without limitation, the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), the Federal Trade Commission (the "FTC"), any State Attorney General, or the European Commission, and (v) to fulfill all conditions to the Merger Agreement. Parent, Purchaser and the Company have further covenanted and agreed, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to the Merger Agreement to consummate the transactions contemplated thereby, to use efforts to prevent the entry, enactment or promulgation thereof, as the case may be. In furtherance and not in limitation of the foregoing, the Company, Parent and Purchaser shall use their respective best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust, competition or trade regulatory laws of any domestic or foreign government or governmental authority or any multinational authority, or any regulations issued thereunder. Without limiting the foregoing, if requested by any governmental authority, Parent and the Company shall agree to divest, sell, dispose, or otherwise take or commit to take any action that limits its freedom of action with respect to any of the businesses, product lines or assets of Parent or its affiliates, the Company or its affiliates, provided that any such action would not have a material adverse effect on the business, assets, long-term earning capacity or financial condition of Parent and the Company (and their subsidiaries), taken as a whole.

  Inquiries and Negotiations. The Merger Agreement provides that the Company and its subsidiaries will, and will cause their respective officers, directors, employees, representatives or agents to, refrain from directly or indirectly, encouraging, soliciting, participating in, initiating discussions or negotiations with, and to immediately cease any discussions or negotiations with, or providing any information or data to anyone (other than Parent, Purchaser or any designees of either entity) concerning any Third Party Acquisition. The term "Third Party Acquisition" means: (i) the acquisition of the Company by merger or otherwise by any person (including a "person" as such term is defined under Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, or any affiliate of Parent or Purchaser (each, a "Third Party"),
(ii) the acquisition by a Third Party of all or a major part of any of the Company's business segments, as identified in the Company's SEC Reports or more than 20% of the total assets of the Company and its subsidiaries taken as a whole, (iii) the acquisition by a Third Party of 20% or more of the outstanding Common Shares, (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend, (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding Common Shares, or (vi) the acquisition by the Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 20% of the annual revenues, net income or assets of the Company.

  Notwithstanding the above, (i) nothing in the Merger Agreement prevents the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer, (ii) if the Company receives an unsolicited written proposal for a Third Party Acquisition from a Third Party, nothing in the Merger Agreement prevents the Company or its representatives from making such inquiries or conducting such discussions as the Company Board, after consultation with and based upon the advice of, legal counsel, may deem necessary to inform itself for the purpose of exercising its fiduciary duties, and (iii) if the Company receives an unsolicited written proposal for a Third Party Acquisition from a Third Party that the Company Board by a majority vote determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) is reasonably likely to constitute a Superior Proposal (as defined hereafter), the Company and its representatives may conduct such additional discussions or provide such information as the Company Board shall determine, but only if, prior to such provision of information or additional discussion
(A) such Third Party shall have entered into a confidentiality and standstill agreement substantially in the form of the Confidentiality Agreement between Parent and the Company and (B) the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of, legal counsel that it is required to do so in order to comply with its fiduciary duties. The Company shall promptly notify the Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition including the terms and conditions thereof and the identity of the party submitting such proposal; and the Company shall advise the Parent from time to time of the status and any material developments concerning the same. The term "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Common Shares then outstanding or all or substantially all of the assets of the Company and otherwise on terms which the Company Board by a majority vote determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders, from a financial point of view, than the Merger.

  The Company Board may not withdraw, change or modify its recommendation of the transactions contemplated by the Merger Agreement or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition unless, by a majority vote, it determines in its good faith judgment, after consultation with and based upon the advice of, legal counsel that it is required to do so in order to comply with its fiduciary duties, but in each case only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal,
(ii) if Parent does not, within five business days of Parent's receipt of the Notice of Superior Proposal, make an offer which the Company Board by a majority vote determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be as favorable to the Company's stockholders as such Superior Proposal and (iii) in connection with entering into an agreement with respect to a Superior Proposal, after the Merger Agreement is terminated in accordance with its terms and the Company has paid all amounts due to Purchaser pursuant to the Merger Agreement.

  If the Merger Agreement is terminated for any one of the following reasons:
(i) by the Parent and Purchaser because the Company Board enters into, or recommends to the Company's stockholders, a Superior Proposal, (ii) by the Parent and Purchaser because the Company Board withdraws, modifies, or changes its approval or recommendation of the Merger Agreement or the Offer or the Merger or adopts any resolution to effect any of the foregoing, (iii) by the Parent and Purchaser because a Third Party Acquisition occurs after December 21, 2000, provided that, for purposes of termination only, a Third Party Acquisition as defined in clause (iii) of the definition of such term shall be deemed to occur only upon acquisition by a Third Party of 50% or more of the outstanding Common Shares, (iv) by the Company because the Company receives a Superior Proposal and resolves to accept such Superior Proposal, but only if the Company has acted in accordance with, and has complied with the terms of the Merger Agreement, including the notice provisions therein, and the Company has paid all amounts due to Purchaser pursuant to the Merger Agreement, (v) by the Parent and Purchaser because the Company breaches a covenant or agreement under the Merger Agreement that would have a Company Material Adverse Effect, or that would have a material adverse effect on, or materially delay, the consummation of the Offer, or the Merger and such breach is not cured within twenty days after notice from Parent and Purchaser (and neither Parent nor Purchaser has breached any of its obligations under the Merger Agreement) and within twelve months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party (or an affiliate thereof) (A) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (B) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition, or (C) who had submitted a proposal for a Third Party Acquisition, in the case of (A), (B) and (C), after December 21, 2000 and prior to such termination, or (vi) by Parent and Purchaser or the Company because the purchase of Common Shares pursuant to the Offer has not been consummated by September 15, 2001 (provided that no party may terminate the Merger Agreement if that party's failure to fulfill any of its obligations under the Merger Agreement is the reason that the purchase of Common Shares has not occurred before that date) at a time when the Minimum Tender Condition is not satisfied, there is outstanding a publicly announced offer by a Third Party to consummate a Third Party Acquisition, and no other condition to the Offer is unsatisfied, and within twelve months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs, in either case involving the Third Party referred to above; then, the Company shall pay to Parent or its designated beneficiary within three business days following the occurrence of one of the foregoing, or upon the entering into of the agreement for a Third Party Acquisition or the occurrence of the Third Party Acquisition, as the case may be, a fee of $110 million in cash. Any fee paid as a result of the foregoing represents liquidated damages and not a penalty.

  Indemnification. For six years after the Effective Time, the Surviving Corporation shall provide each person who is, or prior to the date of the Merger Agreement was, or prior to the Effective Time becomes, a director or officer of the Company (the "Indemnified Persons"), directors' and officers' liability insurance that provides coverage for events occurring prior to the Effective Time that is no less favorable than the Company's existing policy; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the coverage in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement. After the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each Indemnified Person against all losses, claims, damages, costs, expenses (including without limitation counsel fees and expenses), settlement payments or liabilities arising out of or in connection with the fact that such person is or was an officer or director of the Company or any of its subsidiaries, or pertaining to the Merger Agreement or the transactions contemplated by the Merger Agreement, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or Bylaws.

  Employee Benefit Matters. The Merger Agreement provides that from and after the Effective Time, Parent will assume and honor, and cause the Company to honor all material Employee Plans (as defined in the Merger Agreement) and Employment Agreements (as defined in the Merger Agreement), in accordance with their terms as in effect immediately before the Effective Time. For a period of not less than two years from and after the Effective Time, Parent shall cause the current and former employees of the Company and its subsidiaries ("Company Employees") to be provided with compensation and employee benefits that are, in the aggregate, not less favorable than those provided to Company Employees immediately before the Effective Time. For all purposes under the employee benefit plans of Parent and its subsidiaries which provide benefits to any Company Employee after the Effective Time, each Company Employee will be credited with all years of service for which such Company Employee was credited under comparable Company Employee Plans, except to the extent that such service credits would result in a duplication of benefits. In addition, from and after the Effective Time, Parent shall assume and honor, and shall cause the Surviving Corporation to honor, the obligations of the Company to provide lifetime benefits under the Company's Supplemental Medical Insurance Plan to certain individuals specified in the Merger Agreement and Parent also agrees not to demand, and to cause the Surviving Corporation not to demand, repayment of the loans currently outstanding under the Company's Incentive Loan Program before December 31, 2001. Further, Parent will continue, or cause the Surviving Corporation to continue, certain executive life insurance policies specified in the Merger Agreement in effect for the remaining lifetime of the retired executive officers covered by such insurance policies.

  Conditions to the Merger. The respective obligations of the Company, Parent and Purchaser to complete the Merger are subject to the fulfillment of the following conditions: (i) the Merger Agreement having been duly approved and adopted, if required, by the requisite vote of the stockholders of the Company, (ii) no statute, rule, regulation, executive order, decree, ruling or injunction having been enacted, entered, promulgated or enforced by any United States court or United States or European Union governmental authority which prohibits, restrains or enjoins the consummation of the Merger, (iii) any waiting period applicable to the Merger under the HSR Act having terminated or expired and to the extent required, the Commission of the European Union having approved the Merger under Council Regulation (EEC) No. 4064/89 of the Council of the European Union, or such approval having been deemed to have been granted, and (iv) Purchaser having accepted for payment and paid for Common Shares pursuant to the Offer.

  Termination and Abandonment. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time as follows: (i) by mutual written consent of the Company, Parent and Purchaser, (ii) by either the Company or Parent and Purchaser, if any court of competent jurisdiction in the United States or other United States or European Union governmental authority has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or has become final and nonappealable or the purchase of Common Shares pursuant to the Offer has not been consummated by September 15, 2001 (provided that no party may terminate the Merger Agreement if that party's failure to fulfill any of its obligations under the Merger Agreement is the reason that the purchase of Common Shares has not occurred before that date), (iii) by the Company if a representation or warranty of Parent or Purchaser in the Merger Agreement is breached or becomes untrue or if Parent or Purchaser breaches a covenant or agreement under the Merger Agreement that would have a Parent Material Adverse Effect (as defined in the Merger Agreement) or which would materially adversely affect or delay, the consummation of the Offer or the Merger and such breach is not cured within twenty business days after notice from the Company (and the Company has not breached any of its obligations under the Merger Agreement), (iv) by Parent and Purchaser if: (A) a representation or warranty of the Company in the Merger Agreement is breached or becomes untrue, in either such case such that the conditions set forth in paragraph (e) of Annex A to the Merger Agreement are incapable of being satisfied by September 15, 2001, (B) the Company breaches a covenant or agreement under the Merger Agreement that would have a Company Material Adverse Effect, or that would materially adversely affect or delay, the consummation of the Offer, or the Merger and such breach is not cured within twenty business days after notice from Parent and Purchaser (and neither Parent nor Purchaser has breached any of its obligations under the Merger Agreement), (C) the Company Board enters into, or recommends to the Company's stockholders, a Superior Proposal, (D) the Company Board withdraws, modifies, or changes its approval or recommendation of the Merger Agreement or the Offer or the Merger or adopts any resolution to effect any of the foregoing, or (E) a Third Party Acquisition occurs after December 21, 2000, provided that, for purposes of termination only, a Third Party Acquisition as defined in clause
(iii) of the definition of such term will be deemed to occur only upon acquisition by a Third Party of 50% or more of the outstanding Common Shares,
(v) by the Company if the Company receives a Superior Proposal and resolves to accept such Superior Proposal, but only if the Company has acted in accordance with, and has complied with, the terms of the Merger Agreement, including the notice provisions therein, and the Company has paid all amounts due to Purchaser pursuant to the Merger Agreement. In the event of the termination of the Merger Agreement, except for the amounts described under the heading entitled "Inquiries and Negotiations," and any liability arising out of a breach of its covenants, agreements or obligations, no party shall have any liability to any other party or its stockholders or directors or officers, and the Merger Agreement shall become void and have no effect.

  Publicity. The Company, Parent and Purchaser agree that they will not issue any press release or make any other public announcement concerning the Merger Agreement or the transactions contemplated thereby without consulting with the other party, except as may be required by law or obligations pursuant to any listing agreement with the New York Stock Exchange.

  Amendment. The Merger Agreement may be amended by action taken the Company, Parent and Purchaser at any time before or after approval, if necessary, of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made that requires the approval of such stockholders under applicable law without such approval.

  Waiver. Each of the Company, Parent and Purchaser may: (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of or any document provided by the other party, or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.

  Going Private Transactions.

  The Merger would have to comply with any applicable federal law operative at the time of its consummation including Rule 13e-3 under the Exchange Act which applies to certain "going private" transactions. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer

  Confidentiality Agreement.

  The following is a summary of certain provisions of the Confidentiality Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, a copy of which is filed with the SEC as Exhibit (d)(2) to the Schedule TO and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 of this Offer to Purchase entitled "Certain Information Concerning the Company."

  The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Parent and the Company have mutually agreed, subject to certain exceptions, to keep confidential all non-public, confidential or proprietary information exchanged between each other, including analyses, compilations, forecasts, studies, notes, summaries, reports, analyses or other materials derived from the information exchanged (the "Confidential Information"), and to use the Confidential Information solely for the purpose of evaluating a possible transaction (the "Transaction") involving Parent and the Company, together with any of their subsidiaries or affiliates. Parent and the Company each agreed not to solicit certain members of the other's directors, officers or employees with whom they have had dealings for employment for a period of two years from June 23, 2000. Parent and the Company also agreed for the same period not to (i) acquire more than one percent of any securities of the other party or any of its subsidiaries, (ii) solicit proxies or consents with respect to the other party or any of its subsidiaries, (iii) seek to advise, control or influence the management, board of directors or policies of the other party or any of its subsidiaries, (iv) make any proposal or any public announcement relating to a tender or exchange offer for securities of the other party or any of its subsidiaries, (v) enter into any discussions or understandings with any third party with respect to any of the foregoing, or (vi) advise, assist or encourage any other person in connection with any of the foregoing.

  Employment Agreement with Dr. Ronald D. Sugar

  In connection with the Merger Agreement on December 21, 2000, Parent entered into an agreement with Ronald D. Sugar, President and Chief Operating Officer of the Company, by which Parent agreed to assume Dr. Sugar's existing employment agreement and change in control employment agreement with the Company (the "Sugar Employment Agreement"). In addition, Parent agreed that Dr. Sugar will become an elected Corporate Vice President of Parent and President of the Company after the Merger. The Sugar Employment Agreement provides that Dr. Sugar will defer until the later of (i) six months after the Merger, or (ii) December 31, 2001, certain rights he would otherwise have to terminate his employment and receive payments under his existing agreements with the Company.

13. Purpose of the Offer; Plans for the Company.

  Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire common stock equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Common Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

  Preferred Shares. If two-thirds or more of the Preferred Shares are tendered for purchase in the Offer and Purchaser acquires such percentage of the Preferred Shares, Purchaser will have sufficient voting power to amend the terms of the Preferred Shares in accordance with the provisions set forth in the Company's Restated Certificate of Incorporation. If, after the Offer, there are less than 300 registered holders of Preferred Shares remaining, Purchaser currently anticipates that it will deregister and delist the Preferred Shares from the New York Stock Exchange. Parent and Purchaser do not intend to redeem any Preferred Shares that are not tendered and accepted by Purchaser for purchase in the Offer. However, following the Merger, Purchaser may seek to acquire the Preferred Shares that remain outstanding for cash at a price or prices not exceeding $35.00 per share through open market transactions, an amendment to the Certificate of Incorporation of the Company, a subsequent merger, or otherwise.

  Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Company will be the initial officers of the Surviving Corporation. Upon completion of the Offer and the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

  Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in: (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (ii) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Company Board or to change any material term of the employment contract of any executive officer, (iv) any material change in the Company's capitalization, indebtedness or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. Certain members of the Company's current management are not expected to continue with the Surviving Corporation following the Merger. See Sections 12 and 14 of this Offer to Purchase--"The Merger Agreement; Other Arrangements" and "Certain Effects of the Offer," respectively.

14. Certain Effects of the Offer.

  Market for the Common Shares and Preferred Shares. The purchase of Common Shares and Preferred Shares pursuant to the Offer will reduce the number of holders of Common Shares and Preferred Shares and the number of Common Shares and Preferred Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Shares and Preferred Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Common Shares or Preferred Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Common Shares or Preferred Shares or whether such reduction would cause future market prices to be greater or less than the Common Offer Price or the Preferred Offer Price, as the case may be.

  Stock Quotation. Listing the Common Shares and Preferred Shares on the New York Stock Exchange is voluntary, so the Company may terminate such listing at any time. Neither Parent nor Purchaser has any intention to cause the Company to terminate the inclusion of the Common Shares or Preferred Shares on the New York Stock Exchange prior to the Merger. However, depending upon the number of Common Shares and Preferred Shares purchased pursuant to the Offer, the Common Shares and/or Preferred Shares may no longer meet the standards for continued inclusion on the New York Stock Exchange. According to its published guidelines, the New York Stock Exchange would give consideration to delisting the Common Shares or Preferred Shares if, among other things, the number of publicly held Common Shares or Preferred Shares, as the case may be, falls below 600,000, the number of holders of round lots of Common Shares or Preferred Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months). Common Shares and Preferred Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10% or more of the Common Shares or Preferred Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Common Shares or Preferred Shares are no longer eligible for listing on the New York Stock Exchange, quotations might still be available from other sources. The extent of the public market for the Common Shares and the Preferred Shares and the availability of such quotations would, however, depend upon the number of holders of such shares at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act as described below and other factors. If, as a result of the purchase of Common Shares and/or Preferred Shares pursuant to the Offer, the Common Shares or Preferred Shares no longer meet the criteria for continued inclusion in the New York Stock Exchange, the market for the Common Shares or Preferred Shares, as the case may be, could be adversely affected.

  If the New York Stock Exchange were to delist the Common Shares or Preferred Shares, it is possible that such shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange, or through the National Association of Securities Dealers Automated Quotation System, or other sources. The extent of the public market for such delisted shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded shares remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors. We cannot predict whether the reduction in the number of Common Shares or Preferred Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of such shares or whether it would cause future market prices to be greater or less than the Common Offer Price or the Preferred Offer Price, as the case may be.

  Exchange Act Registration. The Common Shares and Preferred Shares are currently registered under the Exchange Act. The purchase of the Common Shares and Preferred Shares pursuant to the Offer may result in the Common Shares and Preferred Shares becoming eligible for deregistration under the Exchange Act. Such registration of the Common Shares and Preferred Shares may be terminated upon application of the Company to the SEC if the Common Shares and Preferred Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Common Shares and Preferred Shares. Termination of registration of the Common Shares and Preferred Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 may be impaired or eliminated. If registration of the Common Shares and Preferred Shares under the Exchange Act were terminated, the Common Shares and Preferred Shares would no longer be "margin securities" or be eligible for inclusion on the New York Stock Exchange.

  Purchaser believes that the purchase of the Common Shares and Preferred Shares pursuant to the Offer may result in the Common Shares and Preferred Shares becoming eligible for deregistration under the Exchange Act and it would be the intention of Purchaser to cause the Company to make an application for termination of registration of the Common Shares and Preferred Shares as soon as possible after successful completion of the Merger, if the Common Shares and Preferred Shares are then eligible for such termination.

  Margin Regulations. The Common Shares and Preferred Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares and Preferred Shares. Depending upon factors similar to those described above regarding the market for the Common Shares and Preferred Shares and stock quotations, it is possible that, following the Offer, the Common Shares and Preferred Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

15. Dividends and Distributions.

  The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, unless Parent has consented in writing, the Company may not declare, set aside or pay any dividend, make any other actual, constructive or deemed distribution or otherwise make any payments to its stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries, other than the dividends payable with respect to the Preferred Shares in the ordinary course.

16. Certain Conditions of the Offer.

  Notwithstanding any other provision of the Offer (subject to the terms and conditions of the Merger Agreement), and subject to any applicable rules and regulations of the SEC including Rule 14e-l(c) under the Exchange Act relating to Purchaser's obligation to pay for or return any tendered Common Shares or Preferred Shares after termination of the Offer, Purchaser shall not be required to accept for payment or pay for Common Shares or Preferred Shares tendered pursuant to the Offer and may delay the acceptance for payment of any Common Shares or Preferred Shares if (i) less than 25,562,006 Common Shares and Preferred Shares, which represent a majority of the total outstanding Common Shares and Preferred Shares on a fully-diluted basis, have been tendered pursuant to the Offer by the expiration of the Offer and not withdrawn, (ii) any applicable waiting period under the HSR Act or similar statutes or regulations of a foreign jurisdiction has not expired or terminated prior to the expiration of the Offer, or if to the extent required, the Merger has not been approved by the Commission of the European Union under Council Regulation (EEC) No. 4064/89 of the Council of the European Union, or
(iii) at any time after the date of the Merger Agreement and before the Expiration Date, any of the following conditions shall have occurred and continued to exist:

  (a) there shall have been any statute, rule, regulation, judgment, order or injunction enacted or entered and which shall remain in effect by any state or United States government or governmental authority or by any state, United States or European Union court or any agency or authority of the European Union, other than the routine application to the Offer, the Merger or other subsequent business combination of waiting periods under the HSR Act or Council Regulation (EEC) No. 4064/89 of the Council of the European Union, that has the effect of (i) making the acceptance for payment of, or the payment for, some or all of the Common Shares illegal or otherwise prohibiting consummation of the Offer, (ii) imposing limitations on the ability of Purchaser or Parent to acquire or hold or to exercise effectively all rights of ownership of the Common Shares or effectively to control the business, assets or operations of Parent, the Company and their subsidiaries, of such magnitude as would have a material adverse effect on the business, assets, long-term earning capacity or financial condition of Parent, the Company and their subsidiaries, taken as a whole; or

  (b) a Company Material Adverse Effect shall have occurred and continued to exist; or

  (c) there shall have occurred and continued to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting from physical damage to or interference with such exchange not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Company Material Adverse Effect, (iv) any material limitation (whether or not mandatory) by any United States governmental authority or agency on the extension of credit by banks or other financial institutions, (v) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 27.5% in the Standard & Poor's 500 Index or (vi) in the case of any of the situations described in clauses (i) through (v) inclusive, existing at the date of the commencement of the Offer, a material acceleration or worsening thereof; or

  (d) the Merger Agreement shall have been terminated in accordance with its terms; or

  (e) (i) the representations of the Company contained in the Merger Agreement are not true and correct at and as of consummation of the Offer with the same effect as if made at and as of such date or if such representations speak as of an earlier date, as of such earlier date, except, in either such case to the extent that the breach thereof would not have a Company Material Adverse Effect, or (ii) the Company shall have failed to comply with its covenants and agreements contained in the Merger Agreement in all material respects; or

  (f) prior to the purchase of Common Shares pursuant to the Offer, the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing.

17. Certain Legal Matters; Regulatory Approvals.

  General. Purchaser is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's purchase of the Common Shares and Preferred Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the purchase or ownership of Common Shares and Preferred Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approval were not obtained or such other action were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Common Shares and Preferred Shares under certain conditions. See Section 16 of this Offer to Purchase--"Certain Conditions of the Offer."

 State Takeover Statutes. A number of states (including Delaware, where the Company is incorporated), have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger or any other business combination between Purchaser or any of its affiliates and the Company. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

  Section 203 of the DGCL ("Section 203"), in general, prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board has taken all appropriate action so that neither Parent nor Purchaser is or will be considered an "interested stockholder" pursuant to Section 203.

  Neither Parent nor Purchaser has determined whether any other state takeover laws or regulations will by their terms apply to the Offer or the Merger, and except as set forth above, neither Purchaser nor Parent have attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser and Parent reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken by Parent or Purchaser in connection with the Offer is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Common Shares and/or Preferred Shares, and Purchaser might be unable to accept for payment or pay for Common Shares and/or Preferred Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Common Shares and/or Preferred Shares. See Section 16 of this Offer to Purchase--"Certain Conditions of the Offer."

  Antitrust in the United States. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Common Shares and Preferred Shares pursuant to the Offer is subject to such requirements.

  Pursuant to the requirements of the HSR Act, Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about January 5, 2001. The waiting period applicable to the purchase of Common Shares and Preferred Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, fifteen days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

  Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4 of this Offer to Purchase--"Withdrawal Rights." If Purchaser's purchase of Common Shares or Preferred Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 16 of this Offer to Purchase--"Certain Conditions of the Offer."

  The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the purchase of Common Shares and Preferred Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Common Shares and/or Preferred Shares pursuant to the Offer or seeking divestiture of the Common Shares and/or Preferred Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 16 of this Offer to Purchase--"Certain Conditions of the Offer," including conditions with respect to litigation and certain governmental actions and Section 12 of this Offer to Purchase--"The Merger Agreement; Other Arrangements" for certain termination rights.

  Foreign Regulatory Matters.

  Completion of the transaction also may require certain approvals by foreign regulatory authorities. The parties conduct business in a number of foreign countries. Under the laws of certain foreign nations and multinational authorities, such as the European Commission (under Council Regulation (EEC) 4064/89, or "ECMR"), the transaction may not be completed unless certain filings are made with these nations' antitrust regulatory authorities or multinational antitrust authorities and these antitrust authorities approve or clear closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems. The parties intend to file shortly all non-United States pre-merger notifications that they believe are required, including that required under the ECMR. Should any other approval or action be required, the parties currently contemplate that such approval or action would be sought.

  Although the parties believe that they will obtain all material required regulatory approvals in a timely manner, it is not certain that all such approvals will be received in a timely manner or at all or that foreign or multinational antitrust authorities will not impose unfavorable conditions for granting the required approvals.

18. Appraisal Rights.

  No appraisal rights are available in connection with the Offer.

  If Purchaser acquires at least 90% of the Common Shares and at least 90% of the Preferred Shares pursuant to the Offer, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders.

  If less than 90% of the Preferred Shares are acquired pursuant to the Offer and a stockholder vote is required to approve the Merger, holders of Preferred Shares may have appraisal rights in connection with the Merger under certain circumstances. If the Preferred Shares are not listed on a national securities exchange or quoted on the Nasdaq National Market System on the record date fixed to determine the stockholders entitled to receive notice of and to vote on the Merger, the holders of Preferred Shares will have appraisal rights pursuant to Section 262 of the DGCL ("Section 262").

  In addition, holders of Common Shares at the Effective Time who do not wish to accept the Merger Consideration pursuant to the Merger will have the right to seek an appraisal and to be paid the "fair value" of their Common Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash provided that such holder complies with the provisions of such
Section 262.

  The following is a brief summary of the statutory procedures to be followed in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is set forth in
Schedule II hereto. Any stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights, if any, will not be available unless and until the Merger (or a similar business combination) is consummated.

  Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Common Shares or Preferred Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected without a vote of stockholders pursuant to Section 253 of the DGCL (a "short-form merger"), but rather is being consummated following approval thereof at a meeting of the Company's stockholders (a "long-form merger") or (y) within twenty days after the date that the Surviving Corporation mails to the stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 and any other information required thereby) if the Merger is being effected as a short-form merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a long-form merger, this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262. In the case of a long-form merger, any stockholder seeking appraisal rights must hold the Common Shares or Preferred Shares for which appraisal is sought on the date the demand is made and, continuously hold such Common Shares or Preferred Shares through the Effective Time, and otherwise comply with the provisions of Section 262.

  In the case of both a short-form merger and a long-form merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Common Shares or Preferred Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Common Shares or Preferred Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

  A record owner, such as a broker, who holds Common Shares or Preferred Shares as a nominee for others, may exercise appraisal rights with respect to the Common Shares or Preferred Shares held for all or less than all beneficial owners of Common Shares or Preferred Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Common Shares or Preferred Shares covered by such demand. Where the number of Common Shares or Preferred Shares is not expressly stated, the demand will be presumed to cover all Common Shares or Preferred Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a long-form merger and within twenty days following the mailing of the Notice of Merger in the case of a short-form merger.

  Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Litton Industries, Inc., 21240 Burbank Boulevard, Woodland Hills, California 91367. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Common Shares or Preferred Shares covered by the demand and that the stockholder is thereby demanding appraisal of such shares. In the case of a long-form merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted for approval and adoption of the Merger Agreement.

  In the case of a long-form merger, stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

  Regardless of whether the Merger is effected as a long-form merger or a short-form merger, within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of
Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Common Shares and/or Preferred Shares owned by such stockholders, determining the fair value of such Common Shares and/or Preferred Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation . . . ." The Delaware Supreme Court has construed Section
262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

  Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Common Shares or Preferred Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration (or, in the case of the Preferred Shares, the highest amount paid per Preferred Share in the Offer) if they do seek appraisal of their Common Shares or Preferred Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, Parent intends to cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Common Shares or Preferred Shares, as the case may be, is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Common Shares and/or Preferred Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

  Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the Common Shares and/or Preferred Shares subject to such demand or to receive payment of dividends or other distributions on such Common Shares and/or Preferred Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any former holder of Common Shares or Preferred Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration (or, in the case of Preferred Shares, the highest amount paid per Preferred Share in the Offer). After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration (or, in the case of the Preferred Shares, the highest amount paid per Preferred Share in the Offer). Inasmuch as the Company has no obligation to file such a petition, and Parent has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

  Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

  APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

  STOCKHOLDERS WHO SELL COMMON SHARES OR PREFERRED SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

  The foregoing summary of the rights of objecting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders of the Company desiring to exercise any available dissenters' rights. The foregoing summary is qualified in its entirety by reference to
Section 262. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

19. Fees and Expenses.

  Salomon Smith Barney Inc. is acting as the Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with our offer and the Merger, for which services Salomon Smith Barney Inc. will receive reasonable and customary compensation. Parent has agreed to reimburse Salomon Smith Barney Inc.

for reasonable fees and expenses incurred by Salomon Smith Barney Inc. in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney Inc. and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Salomon Smith Barney Inc. and its affiliates may actively trade or hold the securities of Parent, the Company and their respective affiliates for Salomon Smith Barney Inc.'s and its affiliates' own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

  Parent and Purchaser have retained Georgeson Shareholder Communications Inc. to be the Information Agent and EquiServe Trust Company, to be the Depositary in connection with the Offer. The Information Agent may contact holders of Common Shares or Preferred Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Common Shares or Preferred Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Parent also retained Salomon Smith Barney Inc. to render financial advisory services to Parent concerning its acquisition of the Company and to act as the Dealer Manager in connection with the Offer, pursuant to which Salomon Smith Barney Inc. will be paid customary compensation. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Common Shares and Preferred Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding Offering materials to their customers.

20. Miscellaneous.

  Neither Purchaser nor Parent is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If either Purchaser or Parent becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares and Preferred Shares, Parent and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser and Parent cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Common Shares and Preferred Shares in that state.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN IN THE OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth in
Section 7 of this Offer to Purchase entitled "Certain Information Concerning the Company."

                                          LII Acquisition Corp.

January 5, 2001

                                  SCHEDULE I:

           DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1. Directors and Executive Officers of Parent.

  The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Parent. Unless otherwise indicated, the business address of each such person is c/o Northrop Grumman Corporation at 1840 Century Park East, Los Angeles, California 90067 and each such person is a citizen of the United States.

      Directors and
    Executive Officers      Present Principal and Five-Year Employment History
    ------------------      --------------------------------------------------

 Kent Kresa*............. Chairman, President and Chief Executive Officer.
                          Before joining the Company, Kent Kresa was associated
                          with the Lincoln Laboratory of M.I.T. and the Defense
                          Advanced Research Projects Agency of the Department
                          of Defense. In 1975, he joined the Company as Vice
                          President and Manager of the Company's Research and
                          Technology Center. He became General Manager of the
                          Ventura Division in 1976, Group Vice President of the
                          Aircraft Group in 1982 and Senior Vice President for
                          Technology and Development in 1986. Mr. Kresa was
                          elected President and Chief Operating Officer of the
                          Company in 1987. He was named Chief Executive Officer
                          in 1989 and Chairman of the Board in 1990. Mr. Kresa
                          is a member of the National Academy of Engineering
                          and is past Chairman of the Board of Governors of the
                          Aerospace Industries Association. He is also an
                          Honorary Fellow of the American Institute of
                          Aeronautics and Astronautics. He serves on the Board
                          of Directors of the W.M. Keck Foundation and on the
                          Board of Trustees of the California Institute of
                          Technology, and serves as a director of Avery
                          Dennison Corporation, the Los Angeles World Affairs
                          Council, the John Tracy Clinic and Eclipse Aviation.
                          He is also a Member of the Corporation, Draper
                          Laboratories, Inc. and serves on the Board of
                          Governors of the Performing Arts Center of Los
                          Angeles.

 Jack R. Borsting*....... E. Morgan Stanley Professor of Business
                          Administration and Director of the Center for
                          Telecommunications Management, University of Southern
                          California. Dr. Jack R. Borsting was at the Naval
                          Postgraduate School in Monterey, California from 1959
                          to 1980. During his tenure at Monterey, he was
                          professor of Operations Research, Chairman of the
                          Department of Operations Research and Administration
                          Science, and Provost and Academic Dean. Dr. Borsting
                          was Assistant Secretary of Defense (Comptroller) from
                          1980 to 1983 and Dean of the School of Business at
                          the University of Miami from 1983 to 1988. From 1988
                          to 1994, he was the Robert R. Dockson professor and
                          Dean of the School of Business Administration at the
                          University of Southern California, Los Angeles. He is
                          past president of both the Operations Research
                          Society of America and the Military Operations
                          Research Society. He is currently Chairman of the
                          Board of Trustees of the Orthopedic Hospital of
                          Los Angeles and serves as a director of Whitman
                          Education Group and TRO Learning, Inc. He is also a
                          trustee of the Rose Hills Foundation.

 John T. Chain, Jr.*..... General, United States Air Force (Ret.) and Chairman
                          of the Board, Thomas Group, a management consulting
                          company. During his military career, General John T.
                          Chain held a number of Air Force commands. In 1978,
                          he became military assistant to the Secretary of the
                          Air Force. In 1984, he became the Director of
                          Politico-Military Affairs, Department of State.
                          General Chain has

                          been Chief of Staff of Supreme Headquarters Allied
                          Powers Europe, and Commander in Chief, Strategic Air
                          Command, the position from which he retired in February 1991. In March 1991, he became Executive
                          Vice President for Burlington Northern Railroad, serving in that capacity until February 1996. In
                          December 1996, he assumed the position of President of Quarterdeck Equity Partners, Inc. and in May 1998, he became Chairman of the Board of Thomas Group, Inc.
                          He is also a director of Nabisco Holding Group, Inc., R.J. Reynolds, Inc. and Kemper Insurance Company.

 Vic Fazio*.............. Senior Partner, Clark & Weinstock, a consulting firm.
                          Vic Fazio served as a Member of Congress for twenty
                          years representing California's third congressional
                          district. During that time he served as a member of
                          the Armed Services, Budget and Ethics Committees and
                          was a member of the House Appropriations Committee
                          where he served as Subcommittee Chair or ranking
                          member for eighteen years. Mr. Fazio was a member of
                          the elected Democratic Leadership in the House from
                          1991-1998 including four years as Chair of the
                          Democratic Caucus, the third ranking position in the
                          party. From 1975 to 1978 Mr. Fazio served in the
                          California Assembly and was a member of the staff of
                          the California Assembly Speaker from 1971 to 1975.
                          Upon leaving Congress in early 1999, he became a
                          Senior Partner at Clark & Weinstock, a strategic
                          communications consulting firm. He is a member of
                          numerous boards including The California Institute,
                          Coro National Board of Governors, the U.S. Capitol
                          Historical Society and the Board of Visitors, The
                          University of California at Davis.

 Phillip Frost*.......... Chairman of the Board and Chief Executive Officer,
                          IVAX Corporation, a pharmaceutical company. Dr.
                          Phillip Frost has served as Chairman of the Board of
                          Directors and Chief Executive Officer of IVAX
                          Corporation since 1987. He was Chairman of the
                          Department of Dermatology at Mt. Sinai Medical Center
                          of Greater Miami, Miami Beach, Florida from 1972 to
                          1990. Dr. Frost was Chairman of the Board of
                          Directors of Key Pharmaceuticals, Inc. from 1972 to
                          1986. He is Chairman of Whitman Education Group, and
                          Vice Chairman of the Board of Directors of North
                          American Vaccine, Inc., and Continucare Corporation.
                          He is also a Trustee of the Board of the University
                          of Miami and a member of the Board of Governors of
                          the American Stock Exchange.

 Charles R. Larson*...... Admiral, United States Navy (Ret.). Charles R. Larson
                          was superintendent of the U.S. Naval Academy from
                          1983 to 1986. In 1991, he became senior military
                          commander in the Pacific. He returned to the U.S.
                          Naval Academy in 1994, where he served as
                          superintendent until 1998. Currently, he is Chairman
                          of the Board of the U.S. Naval Academy Foundation,
                          Vice Chairman of the Board of Regents of the
                          University System of Maryland and serves on the board
                          of directors of such organizations as Constellation
                          Energy Group, Inc., the White House Fellows
                          Foundation, Edge Technologies, Inc., Fluor Global
                          Services, the Atlantic Council, Military.com and the
                          National Academy of Sciences' Committee on
                          International Security and Arms Control. In addition,
                          he is a member of the Council on Foreign Relations
                          and is a senior fellow of The CNA Corporation. His
                          decorations include the Defense Distinguished Service
                          Medal, seven Navy Distinguished Service Medals, three
                          Legions of Merit, Bronze Star Medal, Navy
                          Commendation and the Navy Achievement Medal.

 Robert A. Lutz*......... Chairman and Chief Executive Officer, Exide
                          Corporation, a battery manufacturing company. Robert
                          A. Lutz has served as Chairman and Chief Executive
                          Officer of Exide Corporation since December 1998.
                          Previously he had

                          joined Chrysler Corporation in 1986 as Executive Vice
                          President of Chrysler Motors Corporation and was elected a director of Chrysler Corporation that same year. He was elected President in 1991 and Vice
                          Chairman in 1996. He retired from Chrysler
                          Corporation in July 1998. Prior to joining Chrysler
                          Corporation, Mr. Lutz held senior positions with Ford
                          Motor Company, General Motors Corporation Europe and
                          Bavarian Motor Werke. He is an executive director of the National Association of Manufacturers and a member of the National Advisory Council of the University of Michigan School of Engineering, the
                          Board of Trustees of the U.S. Marine Corps University
                          Foundation and the Advisory Board of the University of California-Berkeley, Haas School of Business. Mr.
                          Lutz is also a director of ASCOM Holdings, A.G. and Silicon Graphics, Inc.

 Aulana L. Peters*....... Partner, Gibson, Dunn & Crutcher. Aulana L. Peters
                          joined the law firm of Gibson, Dunn & Crutcher in
                          1973. In 1980, she was named a partner in the firm
                          and continued in the practice of law until 1984 when
                          she accepted an appointment as Commissioner of the
                          SEC. In 1988, after serving four years as a
                          Commissioner, she returned to Gibson, Dunn &
                          Crutcher. Ms. Peters is a director of Callaway Golf
                          Company, Minnesota Mining and Manufacturing Company,
                          and Merrill Lynch & Co., Inc. She is also a member of
                          the Board of Directors of Community Television for
                          Southern California ("KCET") and of the Legal
                          Advisory Board of the National Association of
                          Securities Dealers. Ms. Peters is a member of the
                          Financial Accounting Standards Board Steering
                          Committee for its Financial Reporting Project and is
                          a member of the Public Oversight Board's Panel on
                          Audit Effectiveness.

 John E. Robson*......... Senior Advisor, Robertson Stephens, a Fleet Boston
                          Financial Company, investment bankers. From 1989 to
                          1993, John E. Robson served as Deputy Secretary of
                          the United States Treasury. He was Dean and Professor
                          of Management at the Emory University School of
                          Business Administration from 1986 to 1989 and
                          President and Chief Executive Officer and Executive
                          Vice President and Chief Operating Officer of G.D.
                          Searle & Co., a pharmaceutical company, from 1977 to
                          1986. Previously, he held government posts as
                          Chairman of the U.S. Civil Aeronautics Board,
                          regulator of the airline industry and Under Secretary
                          of the U.S. Department of Transportation, and engaged
                          in the private practice of law as a partner of Sidley
                          and Austin. Mr. Robson is a director of Exide
                          Corporation, Monsanto Company and ProLogis Trust. He
                          is also a Distinguished Visiting Fellow of the Hoover
                          Institution at Stanford University, a Visiting Fellow
                          at the Heritage Foundation and a director of the
                          University of California San Francisco Foundation.

 Richard M. Rosenberg*... Chairman of the Board and Chief Executive Officer
                          (Ret.), BankAmerica Corporation and Bank of America
                          NT&SA. Richard M. Rosenberg was the Chairman of the
                          Board and Chief Executive Officer of BankAmerica
                          Corporation ("BAC") and Bank of America ("BofA") from
                          1990 to 1996. He had served as President since
                          February 1990 and as Vice Chairman of the Board and a director of BAC and the BofA since 1987. Before joining BAC, Mr. Rosenberg served as President and Chief Operating Officer of Seafirst Corporation and
                          Seattle-First National Bank, which he joined in 1986.
                          Mr. Rosenberg is a retired Commander in the U.S. Navy
                          Reserve, a director of
                          Airborne Express Corporation, SBC Communications,
                          Chronicle Publishing, Pacific Life Insurance Company, and Bank of America Corporation and a member of the Board of Trustees of the California Institute of Technology.

 John Brooks Slaughter*.. President and CEO of the National Action Council for
                          Minorities in Engineering, Inc. Dr. John Brooks
                          Slaughter held electronics engineering positions with General Dynamics Convair and the U.S. Navy
                          Electronics Laboratory. In 1975, he became Director of the Applied Physics Laboratory of the University of Washington. In 1977, he was appointed Assistant
                          Director for Astronomics, Atmospherics, Earth and
                          Ocean Sciences at the National Science Foundation.
                          From 1979 to 1980, he served as Academic Vice
                          President and Provost of Washington State University.
                          In 1980, he returned to the National Science
                          Foundation as Director and served in that capacity until 1982 when he became Chancellor of the University of Maryland, College Park. From 1988 to
                          July 1999, Dr. Slaughter was President of Occidental
                          College in Los Angeles and in August 1999, he assumed the position of Melbo Professor of Leadership in Education at the University of Southern California.
                          In June 2000, Dr. Slaughter was named President and
                          CEO of the National Action Counsel for Minorities in
                          Engineering, Inc. He is a member of the National
                          Academy of Engineering, a fellow of the American
                          Academy of Arts and Sciences and serves as a director of Avery Dennison Corporation, Solutia, Inc. and
                          International Business Machines Corporation.

 Richard J. Stegemeier*.. Chairman Emeritus of the Board of Directors, Unocal
                          Corporation, an integrated petroleum company. Richard
                          J. Stegemeier joined Union Oil Company of California, principal operating subsidiary of Unocal Corporation
                          ("Unocal"), in 1951. He became President and Chief
                          Operating Officer in 1985, and President and Chief
                          Executive Officer in 1988. In 1989 he was elected
                          Chairman of the Board, the position from which he retired in 1995. Mr. Stegemeier is a member of the National Academy of Engineering and a director of Foundation Health Systems, Inc., Halliburton Company,
                          Sempra Energy and Montgomery Watson, Inc.

 Herbert W. Anderson..... Corporate Vice President, President and Chief
                          Executive Officer, Logicon, Inc. since 1998. Prior to
                          this, Mr. Anderson was Corporate Vice President and
                          General Manager, Data Systems and Services Division.

 Ralph D. Crosby, Jr..... Corporate Vice President and President, Integrated
                          Systems and Aerostructures Sector since 1998. Prior
                          to this, Mr. Crosby was Corporate Vice President and
                          General Manager, Commercial Aircraft Division. Prior
                          to September 1996, he was Corporate Vice President
                          and Deputy General Manager, Commercial Aircraft
                          Division. Prior to March 1996, he was Corporate Vice
                          President and Deputy General Manager, Military
                          Aircraft Systems Division. Prior to January 1996, he
                          was Corporate Vice President and General Manager, B-2
                          Division.

 J. Michael Hateley...... Corporate Vice President and Chief Human Resources
                          and Administrative Officer since 2000. Prior to
                          January 1999, Mr. Hateley was Vice President, Human
                          Resources, Security and Administration Military
                          Aircraft Systems Division. Prior to 1996, he was Vice
                          President, Human Resources, Security and
                          Administration, B-2 Division.

 Robert W. Helm.......... Corporate Vice President, Government Relations since
                          1994.

 John H. Mullan.......... Corporate Vice President and Secretary since 1999.
                          Prior to this, Mr. Mullan was Acting Secretary. Prior
                          to May 1998, he was Senior Corporate Counsel.

 Albert F. Myers......... Corporate Vice President and Treasurer since 1994.

 Rosanne P. O'Brien...... Corporate Vice President, Communications since
                          August, 2000. Prior to this, Ms. O'Brien was Vice
                          President, Communications since January, 1999.
                          Ms. O'Brien was Senior Consultant to Alleghany
                          Teledyne, Inc. from 1996 to 1999, and Vice President,
                          Corporate Relations for Teledyne, Inc. from 1993
                          through 1995.

 James G. Roche.......... Corporate Vice President and President, Electronic
                          Sensors and Systems Sector since 1998. Prior to this,
                          Mr. Roche was Corporate Vice President and General
                          Manager, Electronic Sensors and Systems Division.
                          Prior to 1996, he was Corporate Vice President and
                          Chief Advanced Development, Planning, and Public
                          Affairs Officer.

 W. Burks Terry.......... Corporate Vice President and General Counsel since
                          August, 2000. Prior to this, Mr. Terry became Vice
                          President, Deputy General Counsel and Sector Counsel
                          in October, 1998 and prior to October, 1998 he was
                          Vice President and Assistant General Counsel.

 Robert B. Spiker........ Corporate Vice President and Controller since
                          December, 2000. Prior to this, Mr. Spiker was Vice
                          President, Finance and Controller, Electronic Sensors
                          and Systems Sector. Prior to 1999, he was Business
                          Manager for C3&I Naval Systems.

 Richard B. Waugh, Jr.... Corporate Vice President and Chief Financial Officer
                          since 1993.

--------
* Member of Parent's Board of Directors.

2. Directors and Executive Officers of Purchaser.

  The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Purchaser. Unless otherwise indicated, the business address of each such person is c/o Parent at 1840 Century Park East, Los Angeles, California 90067 and each such person is a citizen of the United States.

      Directors and
    Executive Officers      Present Principal and Five-Year Employment History
    ------------------      --------------------------------------------------
 Albert F. Myers**        President. Mr. Myers has held the position of
                          Corporate Vice President and Treasurer of Parent
                          since 1994.

 W. Burks Terry**         Chief Financial Officer, Vice President and General
                          Counsel. In addition, Mr. Terry has held the position
                          of Corporate Vice President and General Counsel of
                          Parent since August 2000. From October 1998 to August
                          2000, Mr. Terry was Vice President, Deputy General
                          Counsel, and Sector Counsel of Parent. From 1989 to
                          October 1998, Mr. Terry was Vice President and
                          Assistant General Counsel of Parent.

 John H. Mullan**         Secretary. In addition, Mr. Mullan has held the
                          positions of Corporate Vice President and Secretary
                          of Parent since 1999. Prior to this, Mr. Mullan was
                          Acting Secretary of Parent, and prior to May 1998,
                          Mr. Mullan was Senior Corporate Counsel of Parent.

--------
** Member of Purchaser's Board of Directors.

                                 SCHEDULE II:

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                            DELAWARE CODE ANNOTATED

                             TITLE 8. CORPORATIONS
                      CHAPTER 1. GENERAL CORPORATION LAW
              SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

                           8 Del. C. (S) 262 (2000)

Section 262. Appraisal rights

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs paragraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs paragraphs a.,
         b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection section and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                            EQUISERVE TRUST COMPANY

           By Mail:                       By Hand:                By Overnight Delivery:

    EQUISERVE TRUST COMPANY        EQUISERVE TRUST COMPANY        EQUISERVE TRUST COMPANY
        P.O. Box 842010          c/o Securities Transfer and        40 Campanelli Drive
     Boston, Massachusetts         Reporting Services Inc.    Braintree, Massachusetts 02184
          02284-2010            100 William Street--Galleria
                                  New York, New York 10038

         By Facsimile Transmission:                  Confirmation Receipt of Facsimile
      (For Eligible Institutions Only)                       by Telephone Only:
               (781) 575-4826                                  (781) 575-4816
                     or
               (781) 575-4827


  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]
                          17 State Street, 10th Floor
                           New York, New York 10004
               Bankers and Brokers Call Collect: (212) 440-9800

                   All Others Call Toll Free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                             Salomon Smith Barney
                        [LOGO FOR SALOMON SMITH BARNEY]

                             388 Greenwich Street
                           New York, New York 10013
                        Call Toll Free: (877) 319-4978